Exhibit 2.1: Agreement and Plan of Merger dated July 27, 2007
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, made as of the 27th day of July, 2007, by and among Rio Vista Energy Partners L.P., a Delaware limited partnership (“Buyer”); Regional Enterprises, Inc., a Virginia corporation and newly formed, wholly owned subsidiary of Buyer (“Merger Sub”); Regional Enterprizes, Inc. (also known as Regional Enterprises, Inc.), a Virginia corporation (“Company”); the shareholders of Company as set forth on Schedule 1 (individually, a “Shareholder” and collectively, the “Shareholders”); and W. Gary Farrar, Jr. (“Principal”).
RECITALS:
Shareholders own 100.00% of the issued and outstanding shares of capital stock of Company, with the number of such shares owned by each of the Shareholders set forth opposite the names of the respective Shareholders on Schedule 3.1;
Company is engaged in the business of transportation, storage and transloading of bulk liquids (the “Business”);
Principal is a founding principal and current President of Company and will benefit substantially from the transactions contemplated herein;
The Board of Managers of the general partner of Buyer and the Board of Directors of Company have each approved and deem it advisable and in the best interests of their respective equity holders for Buyer to acquire Company upon the terms and subject to the conditions of this Agreement;
It is intended that the transaction be accomplished by a merger of Company with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”);
The Board of Directors of Company has approved the transactions contemplated by this Agreement and has recommended the approval of the Merger by its shareholders in accordance with the provisions of Section 13.1-718 of the Virginia Stock Corporation Act (the “VSCA”);
The shareholders of Company have approved the transactions contemplated by this Agreement; and
A list of defined terms appears in Section 17 of this Agreement, and reference is made to that Section for the definitions of capitalized terms used herein which are not defined elsewhere.
AGREEMENT:
NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
1. The Merger.
1.1 Generally. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the VSCA, at the Effective Time, Company shall be merged with and into Merger Sub, the separate corporate existence of Company shall thereupon cease, Merger Sub shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and, in accordance with Section 13.1-721 of the VSCA, all of the rights, privileges, powers, immunities, purposes and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
1.2 Effective Time. The Merger shall become effective at the time of filing of, or at such later time specified in, properly executed articles of merger, in the form required by and executed in accordance with the VSCA, filed with the State Corporation Commission of the Commonwealth of Virginia, in accordance with the provisions of Section 13.1-720 of the VSCA (the “Articles of Merger”). Such filing shall be made contemporaneously with, or immediately after, the Closing. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Merger shall become effective.
1.3 Articles of Incorporation and Bylaws. From and after the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. From and after the Effective Time, the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.4 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and the bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
1.5 Merger Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Company, Merger Sub or Buyer or the holders of any of their securities:
(a) Conversion of Shares of Company. Subject to the other provisions of this Section 1, each share of voting common stock of Company and each share of nonvoting common stock of Company (collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive Nine Hundred and 00/100 Dollars ($900.00) per Share in cash, payable as set forth in this Section 1. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the consideration set forth herein shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.
(b) Shares No Longer Outstanding. All Shares converted pursuant to Section 1.5(a) at the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented such outstanding Shares shall cease to have any rights as a shareholder of Company, except the right to receive the consideration set forth herein for each such Share.

(c) Conversion of Shares of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
(d) Exchange Procedures. At the Closing, each Shareholder, upon surrender of an outstanding certificate or certificates heretofore representing the Shares, or delivery of a lost stock affidavit in form and substance acceptable to all parties, shall be entitled to receive in exchange therefor the consideration set forth herein for each such Share.
1.6 Payment of Consideration. At the Closing, the Surviving Corporation shall pay each Shareholder Eight Hundred and 00/100 Dollars ($800.00) per Share held by such Shareholder at the time of the Closing in immediately available funds, subject to the provisions of Section 1.5(a), Section 1.7, Section 1.8 and Section 1.9(a). Such amounts shall be payable to the Shareholders in the individual amounts set forth on Schedule 1. The aggregate of such amounts payable at the Closing shall be referred to as the “Initial Consideration.” On the dates which are six (6), twelve (12), eighteen (18) and twenty-four (24) months after the Effective Time, the Surviving Corporation shall pay each Shareholder Twenty-Five and 00/100 Dollars ($25.00) per Share held by such Shareholder immediately prior to Closing, in immediately available funds. The aggregate of such amounts payable after the Closing shall be referred to as the “Deferred Consideration.” The aggregate of the Initial Consideration and the Deferred Consideration shall be referred to as the “Total Consideration,” which shall not exceed Nine Million and 00/100 Dollars ($9,000,000) (subject to the Working Capital adjustment set forth in Section 1.8).
1.7 Escrow.
(a) Indemnification Holdback. A portion of the Initial Consideration in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000) (the “Indemnification Holdback Amount”) shall be delivered to an escrow agent (the “Escrow Agent”) for purposes of providing additional security for the indemnification obligations of the Sellers under Section 11. The Escrow Agent shall be selected by Buyer and be reasonably acceptable to Company. The Indemnification Holdback Amount shall be placed in an interest-bearing escrow account by the Escrow Agent and shall be subject to the applicable provisions of this Agreement and the provisions of the Escrow Agreement in substantially the form attached as Exhibit A (the “Escrow Agreement”) between Buyer, the Shareholders’ Agent and the Escrow Agent. Subject to the Escrow Agreement and subject to any claims asserted by Buyer or the Surviving Corporation pursuant to Section 11, the Indemnification Holdback Amount (together with accrued interest) shall be released in full to the Shareholders’ Agent for the benefit of the Shareholders on the date which is thirty (30) days following the first anniversary of the Effective Time.
(b) Norfolk Southern Holdback. An additional portion of the Initial Consideration in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Norfolk Southern Holdback Amount”) shall be delivered to the Escrow Agent for purposes of providing additional security pending the Closing of the Norfolk Southern Matter. The Norfolk Southern Holdback Amount shall be placed in an interest-bearing escrow account by the Escrow Agent and shall be subject to the applicable provisions of this Agreement and the provisions of the Escrow Agreement. Subject to the Escrow Agreement, the Norfolk Southern Holdback Amount (together with accrued interest) shall be released in full upon the first to occur of: (i) the date of the Closing of the Norfolk Southern Matter, in which event the Norfolk Southern Holdback Amount shall be released to the Shareholders’ Agent for the benefit of the Shareholders; (ii) the date which is three (3) years after the Effective Time, in which event the Norfolk Southern Holdback Amount shall be released to the Shareholders’ Agent for the benefit of the Shareholders; (iii) the date on which the Surviving Corporation or its successor voluntarily elects to vacate the Norfolk Southern Properties, in which event the Norfolk Southern Holdback Amount shall be released to the Shareholders’ Agent for the benefit of the Shareholders; (iv) the cancellation or termination of the Norfolk Southern Lease by Norfolk Southern prior to the Closing of the Norfolk Southern Matter, in which event the Norfolk Southern Holdback Amount shall be released to the Surviving Corporation; and (v) any other exclusion of the Surviving Corporation from access to or use of the Norfolk Southern Properties prior to the Closing of the Norfolk Southern Matter, which exclusion has or could reasonably be expected to have a material adverse effect on the Surviving Corporation’s operations, in which event the Norfolk Southern Holdback Amount shall be released to the Surviving Corporation.
1.8 Working Capital.
(a) At the Closing, (i) the Working Capital of Company shall be an amount that is at least $475,000.00 ($500,000 less $25,000 as imputed interest on the IRS Payable) and shall include at least $150,000.00 in cash, and (ii) the aggregate total of all accounts payable and all accrued liabilities of Company (excluding the IRS Payable) shall be no more than $250,000.00. “Working Capital” means the total of cash and accounts receivable (excluding any accounts receivable which are more than sixty (60) days old or the collection of which is doubtful for any reason, which are based on transactions with any Related Party or any employee of Company, or which are not from the Ordinary Course of Business), inventory, and employee loans receivable, minus all accounts payable and all accrued liabilities and expenses with respect to all periods ending on or before the Closing Date (including all Taxes for such periods). In addition to such minimum Working Capital requirement, there shall remain in the Company at Closing cash in the amount of $32,500 to satisfy the occupational health and safety claims or citations identified in Schedule 2.17 (the “OSHA Claims”).
(b) Buyer shall perform a preliminary calculation of the Working Capital amount in good faith at or immediately before the Closing. In the event of any disagreement between the parties regarding such preliminary calculation, the preliminary Working Capital amount shall be determined by the parties before the Closing. If Buyer elects to close notwithstanding a shortfall in Company’s required Working Capital (or the cash portion thereof), the Initial Consideration will be reduced by the amount of any such shortfall. In addition, there shall be a corresponding upward adjustment in the Initial Consideration if there is an excess in such amount at Closing; provided, however, that if such upward adjustment exceeds $100,000.00, Buyer may in its discretion elect to pay down such excess (as may be adjusted upon final calculation of Working Capital) to the Shareholders’ Agent for the benefit of the Shareholders on a monthly basis during the period the accounts receivable comprising the excess are collected by the Company after Closing.
(c) The parties shall perform the final calculation of the Working Capital amount within one hundred twenty (120) days following the Closing. In the event of any disagreement between the parties regarding such final calculation, the final Working Capital amount shall be jointly determined by Buyer’s and Company’s independent public accountants (Burton McCumber & Cortez L.L.P. and Keiter, Stephens, Hurst, Gary & Shreaves, P.C., respectively), and such calculation shall be final and binding on the parties. If such accounting firms fail to agree upon a final calculation of the Working Capital amount within thirty (30) days of such dispute having been submitted to them for resolution, such accounting firms shall jointly appoint a third independent public accounting firm to make such calculation (with the costs of such third firm shared equally between Buyer and the Shareholders), and such calculation shall be final and binding on the parties. If such final calculation shows that there was a shortfall in Working Capital as of the Closing Date in excess of any previous downward adjustment of the Initial Consideration, at Buyer’s election either (i) Buyer may notify Escrow Agent to pay the amount of such additional shortfall to Buyer from the Indemnification Holdback Amount, in which event Shareholders shall cause Shareholders’ Agent to replenish the Indemnification Holdback Amount by the amount of such additional shortfall within thirty (30) days, or (ii) Shareholders shall cause Shareholders’ Agent to reimburse the Surviving Corporation in the amount of such additional shortfall within thirty

(30) days following written notice from Buyer of same. Similarly, if there is an excess in the amount of Working Capital as of the Closing Date above the amount of any previous upward adjustment of the Initial Consideration, the Buyer shall pay such additional upward adjustment amount to the Shareholders within thirty (30) days following written notice from the Shareholders’ Agent; provided, however, that if such upward adjustment exceeds $100,000.00 upon final calculation of Working Capital, Buyer may in its discretion elect to pay down such excess to the Shareholders’ Agent for the benefit of the Shareholders (or continue to pay down such excess if it has already been doing so under Section 1.8(b) above) on a monthly basis during the period the accounts receivable comprising the excess are collected by Company after Closing.
(d) Following the Closing, Buyer shall make a good faith effort to collect any accounts receivable that are excluded from the calculation of Working Capital pursuant to Section 1.8(a), and any amounts so collected shall be paid to the Shareholders’ Agent for the benefit of the Shareholders. Any such accounts receivable remaining outstanding after six (6) months following the Closing shall be assigned to the Shareholders’ Agent for the benefit of the Shareholders.
1.9 Other Matters.
(a) Transfer of Rights to Net Income. Company and the Shareholders agree that the amount (if positive) of Net Income of Company for the period commencing on July 2, 2007, and ending as of the Closing Date, minus a per diem credit computed on the basis of five percent (5%) per annum of the Total Consideration, shall be deducted from the Initial Consideration at Closing. Buyer shall perform a preliminary calculation of such Net Income amount in good faith at or immediately before the Closing. In the event of any disagreement between the parties regarding such preliminary calculation, such preliminary Net Income amount shall be determined jointly by the Buyer’s and Company’s independent public accountants (as identified in Section 1.8(c)), and the deduction from the Initial Consideration shall be made accordingly. The parties shall perform the final calculation of such Net Income amount within one hundred twenty (120) days following the Closing. In the event of any disagreement between the parties regarding such final calculation, such final Net Income amount shall be determined jointly by Buyer’s and Company’s independent public accountants (as identified in Section 1.8 (c)), and such calculation shall be final and binding on the parties. Any excess or shortfall in such Net Income amount previously deducted from the Initial Consideration based on the final calculation shall be paid by Buyer or the Shareholders, respectively, as the case may be, within ten (10) days of the final calculation having been determined. Any disagreement among the parties’ independent public accountants will be resolved in accordance with the procedure set forth in Section 1.8(c).
(b) IRS Receivable. Following the Closing, the Surviving Corporation shall make a good faith effort to collect the IRS Receivable, and any amounts so collected shall be paid to the Shareholders’ Agent for the benefit of the Shareholders.
(c) OSHA Claims. In the event that following the Closing, the OSHA Claims are settled or otherwise resolved for less than $32,500, the Surviving Corporation shall pay to the Shareholders’ Agent for the benefit of the Shareholders the difference between $32,500 and the aggregate amount of payments actually made on the OSHA Claims.
(d) Indemnification for Claims Pursuant to Employee Retention Agreements. The Sellers hereby jointly and severally indemnify and agree to hold harmless Buyer and the Surviving Corporation and their successors and assigns and each such entity’s officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all claims asserted or brought by any employee or former employee of Company or the Surviving Corporation against Company, Buyer or the Surviving Corporation or their successors and assigns or any such entity’s officers, directors, shareholders or agents arising out of or in any way relating to the retention agreements identified in Schedule 2.15.
(e) Prorations. All prepaid insurance, prepaid expenses, and prepaid income taxes of Company shall be pro rated to the Closing.
2. Representations and Warranties of Company and the Sellers. As material inducement to Buyer and Merger Sub to enter into this Agreement and to close hereunder, Company and the Sellers hereby jointly and severally make the following representations, warranties and agreements to and with Buyer and Merger Sub:
2.1 Due Organization; Capitalization; and Articles, Bylaws and Records.
2.1.1 Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the full corporate power and authority to own its properties, carry on its business as it is now being conducted and perform its obligations under all Contracts, and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 2.1, which constitute all jurisdictions in which such qualification is required except where such failure to file would not have a material adverse affect on the Company or the Business.
2.1.2 The authorized capital stock of Company consists of 10,000 shares of Common Stock, $10.00 par value per share, of which 1,100 of such shares are designated as voting shares and 8,900 of such shares are designated as non-voting shares. All 10,000 of such shares are outstanding and owned by the Shareholders, free and clear of all Encumbrances, all of which outstanding shares are validly issued, fully paid and non-assessable. There are no treasury shares of Company’s capital stock. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of Company or any subsidiary of Company, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of Company’s or any Company subsidiary’s capital stock, nor are there any instruments or agreements giving anyone the right to acquire any such rights. Each Shareholder has delivered to Buyer accurate and complete copies of the stock certificates evidencing the Shares.
2.1.3 The books of account, stock records and other records (except minute books) of Company are complete and accurate in all respects, the minute books of Company are complete and accurate in all material respects, and all signatures included in the minute books and stock records are the genuine signatures of the persons indicated as signing. True, correct and complete copies of Company’s and each subsidiary’s minute books and stock records, including Company’s and each subsidiary’s Articles of Incorporation and Bylaws and all amendments to both, have been delivered to Buyer. Neither Company nor any subsidiary is in default under or in violation of any provision of its Articles of Incorporation or its Bylaws.
2.2 Authority; Binding Nature of Agreements. Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and all other agreements, certificates and instruments contemplated to be executed and delivered by Company in connection with this Agreement, and the execution, delivery and performance by Company of this Agreement and such other agreements, certificates and instruments have been duly authorized by all necessary action on the part of Company and its shareholders, board of directors and officers. Each of this Agreement and such other agreements, certificates and instruments constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors rights generally and by principles of equity regarding the availability of remedies.
2.3 Non Contravention; Consents. Except as set forth on Schedule 2.3, neither the execution and delivery of any of this Agreement, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):
2.3.1 Contravene, conflict with or result in a violation of (a) any of the provisions of Company’s Articles of Incorporation or Bylaws, or (b) any resolution adopted by Company’s shareholders or board of directors or any committee thereof;
2.3.2 Contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Company or any Shareholder, or any of the assets owned or used by Company, is subject;
2.3.3 Cause Company to become subject to, or to become liable for the payment of, any Tax;
2.3.4 Contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Company or any of its employees or that otherwise relates to Company’s business or to any of the assets owned or used by Company;
2.3.5 Contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any of the Contracts;
2.3.6 Give any Person the right to (a) declare a default or exercise any remedy under any Contract, (b) accelerate the maturity or performance of any Contract, or (c) cancel, terminate or modify any Contract;
2.3.7 Give any Person the right to any payment by Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Company in favor of any Person, in any such case as a result of the change in control or merger of Company or otherwise resulting from the transactions contemplated hereby;
2.3.8 Contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any Contract to which any Seller is a party or by which any Seller is bound; or
2.3.9 Result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Company.
2.3.10 Except as set forth on Schedule 2.3, neither Company nor any Seller was, is or will be required to make any filing with or give any notice to, or to obtain any consent or approval from, any Person in connection with the execution and delivery of the Agreement or the consummation or performance of any of the transactions contemplated hereby.

2.4 Subsidiaries and Joint Ventures. Except as disclosed on Schedule 2.4, there is no Entity in which Company owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such Entity, nor does Company own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any Entity. Schedule 2.4 states the jurisdiction of incorporation of each such subsidiary and the jurisdictions in which it is qualified to do business as a foreign entity. Each such subsidiary is qualified in all jurisdictions in which such qualification is required.
2.5 Financial Statements; Capital Expense Budgets.
2.5.1 Company has delivered to Buyer the following financial statements and notes, which are included in Schedule 2.5 (collectively, the “Financial Statements”):
(a) compiled balance sheet of Company as of October 31, 2006, and the related compiled statements of operations, changes in shareholder’s equity and fund balance and cash flows of Company for the fiscal years ended October 31, 2005 and 2006, together with the notes thereto and the report of Company’s accountant relating thereto (the “Compiled Financial Statements”); and
(b) The interim balance sheet of Company as of July 1, 2007, and related interim statements of operations for the period from the date of the Compiled Financial Statements (the “Interim Financial Statements”)
2.5.2 The Financial Statements are complete and correct, in accordance with the books and records of Company, present fairly and accurately the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the results of operations and changes in shareholder’s equity and cash flows of Company for the respective periods covered thereby. The Compiled Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, except with respect to the contingent liabilities of the Company listed on Schedule 2.6. The Interim Financial Statements have been prepared in conformity with GAAP applied on a consistent basis, subject to normal recurring year-end adjustments, except as otherwise noted therein or set forth in Schedule 2.5. The Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the Ordinary Course of Business except as specified therein. Company has delivered to Buyer true and correct copies of all correspondence sent by all legal counsel for Company and its subsidiaries to the accountants which compiled such Financial Statements in response to letters from Company to such counsel requesting that such counsel supply the accountants with certain information regarding pending or threatened litigation, unasserted claims and other matters relevant to the accountants’ compilation of such financial statements.
2.5.3 The Financial Statements contain accurate and complete information with respect to capital expenditures, equipment and vehicle repair, and equipment and vehicle replacement, and Company has had no capital expenditures since the date of the Interim Financial Statements, and, except as listed and described in Schedule 2.5, Company has no currently budgeted capital expenditures.
2.6 Liabilities.
2.6.1 To the Knowledge of Company and each Seller, Company has no Liabilities, except for:
(a) Liabilities reflected as part of the Interim Financial Statements;

(b) Liabilities incurred by Company in the Ordinary Course of Business since the date of the Interim Financial Statements;
(c) Company’s obligations under the Contracts listed in Schedule 2.6;
(d) Company’s contingent liabilities listed on Schedule 2.6; and
(e) Liabilities disclosed on, or arising out of or resulting from any other matter disclosed on, any of the Schedules attached to this Agreement. As used in this Section 2.6.1(e), “other matter” shall mean a description of a set of facts or circumstances which reasonably contemplates or indicates a Liability or potential Liability.
2.6.2 Schedule 2.6: (a) provides an accurate and complete breakdown and aging of Company’s accounts payable as of the date of the Interim Financial Statements; (b) provides an accurate and complete breakdown of all customer deposits and other deposits held by Company as of the date of the Interim Financial Statements; and (c) provides an accurate and complete breakdown of Company’s long term debt as of the date of this Agreement. Except as disclosed in Schedule 2.6, neither Company nor any Seller has any notice of or reason to believe that any supplier of Company will cease to be a supplier of Company after the Closing.
2.7 Absence of Changes. Except as set forth in Schedule 2.7, since the date of the Compiled Financial Statements:
2.7.1 There has not been any material adverse change in Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects, and no event has occurred that likely would have a material adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects;
2.7.2 There has not been any loss, damage or destruction to, or any interruption in the use of, any of Company’s assets (whether or not covered by insurance);
2.7.3 Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, or (iii) transferred assets of any kind to any Shareholder; provided, that, subject to the minimum Working Capital and other requirements of Section 1.8, Company intends to declare and pay a dividend to the Shareholders prior to Closing;
2.7.4 Company has not sold or otherwise issued any shares of capital stock or any other securities;
2.7.5 Company has not amended its Articles of Incorporation or Bylaws, failed to maintain its corporate existence or powers or failed to maintain its qualification as a foreign corporation in each jurisdiction where it is so qualified, where such failure to maintain its qualification as a foreign corporation would have a material adverse effect on the Company or the Business, and has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
2.7.6 Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by Company in the Ordinary Course of Business;

2.7.7 Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;
2.7.8 Company has not made any individual capital expenditure, measured by invoice amount, in excess of $25,000.00;
2.7.9 Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by Company from its inventory in the Ordinary Course of Business;
2.7.10 Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
2.7.11 Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;
2.7.12 Company has not made any loan or advance to any other Person or assumed or guaranteed any Liability of any other Person;
2.7.13 Company has not (a) established or adopted any Employee Benefit Plan, or (b) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;
2.7.14 Company has not entered into, and neither Company nor any of the assets owned or used by Company has become bound by, any Contract, other than Contracts entered in the Ordinary Course of Business; and no Contract under which Company has or had any rights or interest, has been amended or terminated;
2.7.15 Company has not incurred, assumed or otherwise become subject to any Liability, other than Liabilities incurred by Company in the Ordinary Course of Business;
2.7.16 Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (a) have been incurred by Company in the Ordinary Course of Business, since the date of the Compiled Financial Statements and (b) have been discharged or paid in the Ordinary Course of Business;
2.7.17 Company has not forgiven any debt or otherwise released or waived any right or claim;
2.7.18 Company has not changed any of its methods of accounting or accounting practices in any respect;
2.7.19 Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business;
2.7.20 Company has not made any payment, direct or indirect, of any Liability before the same shall have become due in accordance with its terms;
2.7.21 Company has not entered into any agreements regarding any merger or consolidation of or by Company with any other corporation or any acquisition of all or any part of the stock, equity interest or the business or assets of any other Person;

2.7.22 Company has not entered into any agreement regarding the purchase or lease of any property from any officer, director, employee or shareholder of Company, or any member of his or her family or any Affiliate or associate of any such Person;
2.7.23 Company has not failed to perform any of its obligations in any material respect or suffered or permitted any default to exist under, or received a notice of termination, breach or default with respect to any Contract to which Company is a party or by which it or any of its property may be bound or affected;
2.7.24 There have been no incidents involving any labor union organizing activity, labor dispute, trouble, strike or threatened strike, stoppage or other occurrence, event or condition of any similar character, or material change in relations with its employees, agents, customers or suppliers;
2.7.25 Company has not transferred or granted any rights in or entered into any settlement regarding the Proprietary Assets;
2.7.26 Company has not terminated or closed any business operation of Company;
2.7.27 Company has used its best efforts to preserve its business organization intact, to keep available the services of its employees and to preserve its relationships with its customers, suppliers and others with whom it deals;
2.7.28 Company has not lost the services of any employee and has not sustained a termination of its relationship with any customer, supplier or other person with whom it deals and whose relationship is material to Company, and no such termination is anticipated;
2.7.29 Company has not instituted, settled or agreed to settle any Proceeding before any Governmental Body relating to Company or any of its property;
2.7.30 Company has not failed to replenish its Inventories in a normal and customary manner consistent with prior practice, or entered into purchase commitments in excess of the normal, ordinary and usual requirements of the Business or at any price in excess of the then current market price, or changed its selling, pricing, advertising or personnel practices inconsistent with prior practice; and
2.7.31 Company has not agreed or committed (in writing or otherwise), to take any of the actions referred to in Sections 2.7.3 through 2.7.30.
2.8 Real Estate.
2.8.1 Neither Company nor any subsidiary has any interest in any real estate except those properties disclosed on Schedule 2.8 for which Company alone holds fee simple title (the “Owned Properties”) and those properties disclosed on Schedule 2.8 which Company leases or subleases, as tenant or subtenant (the “Leased Properties,” and together with the Owned Properties, the “Real Properties”). Neither Company nor any subsidiary has received from any Governmental Body any written notice of any violation of any applicable law with respect to the use or condition of any of the Real Properties, including, without limitation, applicable building and zoning codes and regulations of any Governmental Body having jurisdiction. To the Knowledge of Company and each Seller, no owner of any Leased Property has received such a notice.

2.8.2 To the Knowledge of Company and each Seller, Company has good and marketable fee simple title to each of the Owned Properties, free and clear of all Encumbrances and exceptions to title and rights of third parties except as otherwise disclosed on Schedule 2.8. To the Knowledge of Company and each Seller, all buildings, structures and improvements located on the Owned Properties are located wholly within the boundaries thereof and do not encroach upon any easement, or any other rights (including any riparian or permitted rights or interests) of other parties, under which such encroachment is not and was not permitted.
2.8.3 Except as otherwise disclosed on Schedule 2.8, to the Knowledge of Company and each Seller, all of the buildings, improvements and equipment situated on and comprising part of the Owned Properties and all plumbing, electrical and other mechanical facilities which are part of, or which service, such buildings, improvements and equipment are in good working order.
2.8.4 Company has not received any notice from the holder of any mortgage, deed of trust presently or previously encumbering any of the Owned Properties, any insurance company which has issued a policy with respect to any of the Real Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Real Properties.
2.8.5 There are no current property management, service, equipment, supply, security, maintenance, construction or concession Contracts with respect to or affecting the Real Properties, except as disclosed on Schedule 2.8.
2.8.6 To the Knowledge of Company and each Seller, except as set forth on Schedule 2.8, the current use of each of the Real Properties is permitted as of right or by duly issued permit or other approval by Governmental Bodies under or pursuant to the applicable zoning classification. To the Knowledge of Company and each Seller, none of the Owned Properties and, none of the Leased Properties is subject to a permitted “nonconforming use,” permitted “nonconforming structure,” or “special exception,” “variance” or other similar zoning classification. No notice of a violation of any applicable state or local code has been issued or threatened for any of the Real Properties. Neither Company nor any subsidiary has received from any Governmental Body any written notice of any violation of any applicable law with respect to the use or condition of any of the Real Properties, including applicable building and zoning codes and regulations of any Governmental Body having jurisdiction, and, to the Knowledge of Company and each Seller, Company and the Owned Properties are in compliance with such applicable laws. To the Knowledge of Company and each Seller, no owner of any Leased Property has received such a notice and the Leased Properties and Company’s use of same are in compliance with such applicable laws. All certificates of occupancy and all other Governmental Authorizations required by all Governmental Bodies having jurisdiction and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) for the Real Properties and Company’s operation thereof have been issued, are in full force and effect and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein.
2.8.7 Neither Company nor any subsidiary has received any notice of any condemnation proceeding or any other proceeding in the nature of eminent domain (a “Taking”) in connection with any of the Real Properties, and to Company’s and each Seller’s Knowledge, no Taking has been threatened.
2.8.8 All the leases, subleases or other agreements (written or oral) for the use and occupancy of, or access to, any of the Owned Properties by persons or entities (including subsidiaries)

other than Company (the “Tenant Leases”) are disclosed on Schedule 2.8. Company has delivered to Buyer true and correct copies of the written Tenant Leases and all amendments and supplements thereto. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any Tenant Lease.
2.8.9 All essential utilities (including public water, public sanitary sewer, gas, storm sewer and drains, electricity, telephone, and cable service) are available to each of the Real Properties at capacities sufficient for Company’s operation thereof, and Company’s facilities and operations at the Real Properties are connected to public water and sewer. All utility connections at the Real Properties are pursuant to valid Governmental Authorizations, Legal Requirements, and/or other required approvals or granted rights and are operated in accordance with same, and, to the Knowledge of Company and each Seller, there are no illicit or unlawful connections at or flows from (both as to volume and content) the Real Properties to such utilities or any third party sites, including any cross-connections between sanitary sewer lines and storm water sewer or drainage lines or routes.
2.8.10 (a) All written and oral leases or subleases (collectively, the “Leases”) of the Leased Properties are disclosed on Schedule 2.8; (b) Company has delivered to Buyer true and complete copies of all Leases, all amendments and supplements thereto and all non-disturbance agreements affecting the applicable Real Property; (c) except as otherwise disclosed on Schedule 2.8, Company or a Subsidiary is the holder of the lessee’s or sublessee’s interest, as applicable, in each Lease, and Company has not assigned any Lease or any interest therein or subleased any portion of the Leased Properties; (d) each Lease is in full force and effect; (e) Company is not, and, to the Knowledge of Company and each Seller, each landlord under any Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by Company or, to the Knowledge of Company and each Seller, any landlord under any Lease; and (f) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.
2.8.11 Except as otherwise disclosed on Schedule 2.8, all of the buildings, improvements and equipment situated on and comprising part of the Real Properties and all Storage Tank Systems, plumbing, electrical and other mechanical facilities which are part of, or which service, such buildings and improvements and Real Properties are in good working order.
2.8.12 Each of the Real Properties adjoins, or is part of a building or development which adjoins, dedicated public roadways or has, or is part of a building or development which has, access to such roadways by valid easements for Company’s and its customers’, suppliers’ and vendors’ motor vehicles, which access is suitable and in compliance with all traffic and railroad crossing safety requirements imposed by applicable Legal Requirements, for the kind and volume of motor vehicle traffic associated with Company’s operations, and to the Knowledge of Company and each Seller, there are no conditions existing which could result in the termination or reduction of the current access to existing roadways.
2.9 Title to Assets. Except as set forth in Schedule 2.9, Company owns, free and clear of Encumbrances:
2.9.1 All assets reflected on the Interim Financial Statements;
2.9.2 All assets acquired by Company since the date of the Interim Financial Statements;

2.9.3 All assets referred to in Schedules 2.10, 2.11 and 2.16 and all of Company’s rights under Contracts; and
2.9.4 All other assets reflected in Company’s books and records as being owned by Company.
2.10 Receivables; Major Customers.
2.10.1 Schedule 2.10 provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of Company as of the date of the Interim Financial Statements.
2.10.2 Except as otherwise set forth in Schedule 2.10, all existing accounts receivable of Company (including those accounts receivable reflected on the Interim Financial Statements that have not yet been collected and those accounts receivable that have arisen since the date of the Interim Financial Statements and have not yet been collected): (a) represent valid obligations of customers of Company arising from bona fide transactions entered into in the Ordinary Course of Business; and (b) are current and where known collection problems exist, such problems have been disclosed. No account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense.
2.10.3 Except as otherwise disclosed in Schedule 2.10, neither Company nor any Shareholder has any notice of or reason to believe that any customer of Company will cease to be a customer of Company after the Closing.
2.11 Equipment.
2.11.1 Schedule 2.11 consists of a Company capital equipment and depreciation schedule, which describes historical cost and depreciation information with respect to all of Company’s capital equipment, furniture, fixtures, improvements and other tangible personal property. Schedule 2.11 also accurately identifies all material tangible personal property leased to Company.
2.11.2 Except as shown on Schedule 2.11, each improvement to and structure on the Real Properties, electrical or mechanical system, item of capital equipment, and each other material asset of Company: (a) is in good working order; (b) complies in all material respects and is being operated and otherwise used in full compliance with all applicable Legal Requirements; (c) is adequate and suitable for the uses to which it is being put; (d) is adequate and suitable for the conduct of Company’s Business in the manner in which such Business is currently being conducted; (e) has been maintained in accordance with reasonable maintenance schedules; and (f) is owned by Company free and clear of any Encumbrance.
2.12 Inventories.
2.12.1 All products held or owned by the Company (“Inventories”) reflected in the Interim Financial Statements or acquired thereafter comply with all Legal Requirements. All Inventories at the Closing will be owned by Company free and clear of any Encumbrance.
2.12.2 The values net of reserves at which the Inventories are carried on the Interim Financial Statements reflect the normal and consistent inventory valuation method of Company of valuing inventory all in accordance with GAAP.
2.12.3 Except as specifically disclosed in Schedule 2.12, the Inventories to be held or owned between the date hereof and the Closing comply with or will comply with all applicable Legal Requirements.

2.12.4 Company’s handling and storage practices, composition and labeling for its Inventories and its customers’ products are in compliance with, and Company may store, distribute and sell each of its and its customers’ products on and after the Closing Date without violating any Legal Requirements.
2.13 Sufficiency of the Assets. As of the Closing Date, the properties and assets owned or leased by Company will constitute all the properties and assets currently used, and since the date of the Interim Financial Statements have been used, by Company in its Business, except for dispositions made in the Ordinary Course of Business, and are sufficient for the operation of its Business on a basis consistent with past practices.
2.14 Tax Matters.
2.14.1 Except as set forth in Schedule 2.14, each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.
2.14.2 All Tax Returns required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date, including monthly payroll returns (“Company Returns”) (a) have been or will be filed when due, and (b) have been, or will be when filed, accurately and completely prepared in full compliance with all applicable Legal Requirements. All amounts shown on Company Returns to be due on or before the Closing Date, and all amounts otherwise payable in connection with Company Returns on or before the Closing Date, have been or will be paid on or before the Closing Date. Company has delivered to Buyer accurate and complete copies of Company Returns (other than monthly payroll returns) filed by Company. Schedule 2.14 lists all categories of Company Returns filed for the past three (3) tax years for each type of Company Return.
2.14.3 Except as otherwise disclosed in Schedule 2.14, Company’s liability for unpaid Taxes for all periods ending on or before the date of the Interim Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) reported in the Interim Financial Statements.
2.14.4 Schedule 2.14 accurately identifies (i) each examination or audit of any Company Return that has been conducted by any Governmental Body and (ii) any open tax years still subject to examination or audit by any Governmental Body as of the effective date of this Agreement. Company has delivered to Buyer accurate and complete copies of all audit reports and similar documents (to which Company has access) relating to Company Returns. Except as set forth in Schedule 2.14, no extension or waiver of the limitation period applicable to any of Company Returns has been granted (by Company or any other Person), and no such extension or waiver has been requested from Company.
2.14.5 Except as set forth in Schedule 2.14, no claim or other Proceeding is pending or, to the Knowledge of Company and each Seller, has been threatened against or with respect to Company or any Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Seller or Company. Company has not been, and will not be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.
2.14.6 There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.
2.14.7 Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
2.14.8 Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
2.14.9 Except as set forth in Schedule 2.14, Company has no net operating losses or other Tax attributes presently subject to limitation under Code Sections 382, 383 or 384 or the federal consolidated return regulations.
2.14.10 All Taxes required to be withheld from employees, deemed employees or other persons up to and through the Closing Date will have been withheld and timely deposited prior to the Closing.
2.14.11 The requirements of Section 274 of the Code (disallowance of certain entertainment and similar expenses) have been complied with in all material respects.
2.14.12 No non-deductible expenses have been deducted on the federal income Tax Return for any year open to audit by the IRS.
2.14.13 Except as set forth in Schedule 2.14, no IRS or state, county or local Tax audit is currently in progress.
2.14.14 Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (determined without regard to whether such transaction is a “reportable transaction” under such regulation).
2.15 Contracts.
2.15.1 Schedule 2.15 identifies each Contract. Except as identified in Schedule 2.15, all Contracts are in writing. Company has delivered to Buyer accurate and complete copies of all written Contracts identified in Schedule 2.15, including all amendments thereto.
2.15.2 Each Contract is valid and in full force and effect, and is enforceable by Company in accordance with its terms.
2.15.3 Except as set forth in Schedule 2.15: (a) no Person acting for Company has violated or breached, or declared or committed any default under, any Contract; (b) to the Knowledge of

Company and each Seller, no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (i) result in a violation or breach of any of the provisions of any Contract, (ii) give any Person the right to declare a default or exercise any remedy or hinder any Contract, (iii) give any Person the right to accelerate the maturity or performance of any Contract, or (iv) give any Person the right to cancel, terminate or modify any Contract; and (c) Company has not waived any of its rights under any Contract.
2.15.4 To the Knowledge of Company and each Seller, each Person against which Company has or may acquire any rights under any Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to Company.
2.15.5 Except as otherwise set forth in Schedule 2.15: For the past three (3) years, (a) Company has not been a guarantor and has not otherwise agreed to cause, insure or become liable for, and has not currently pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (b) Company has not been a party to or bound by (i) any joint venture agreement, partnership agreement, profit sharing agreement, royalty agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (ii) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest. Except as set forth in Schedule 2.15, all such guarantees, if any, made on behalf of Company under clause (i) and all commitments and obligations made under clause (ii) of this Section 2.15.5, if any, have been fully satisfied, terminated, or otherwise resolved and are reflected as such in the Financial Statements.
2.15.6 The performance of the Contracts will not result in any violation of or failure to comply with any Legal Requirement.
2.15.7 Except as identified in Schedule 2.15, no Person is renegotiating, or has the contractual right to renegotiate, any amount paid or payable to Company under any Contract or any other term or provision of any Contract.
2.15.8 The Contracts identified in Schedule 2.15 collectively constitute all of the Contracts necessary to enable Company to conduct its Business in the manner in which its Business is currently being conducted and in the manner in which its Business is proposed to be conducted.
2.15.9 Except as set forth in Schedule 2.15: (a) the Contracts of Company, including but not limited to those described in Schedule 2.15, are legally valid, binding and enforceable agreements of Company, except as enforceability may be limited by bankruptcy and other similar laws affecting creditors’ rights, and, to the Knowledge of Company and each Seller, the other parties thereto; Company is not and, to the Knowledge of Company and each Seller, no other party to any such Contract is in violation of or in default under such Contracts and no event or circumstances have occurred which constitute, or after notice or lapse of time, or both, would constitute, a violation or default thereunder on the part of Company or, to the Knowledge of Company and each Seller, any other party thereto or result in a right to accelerate or loss of rights; and such Contracts will continue to be binding in accordance with their terms after the Closing, assuming any required consents listed in Schedule 2.15 are obtained; (b) Company has fulfilled all obligations required pursuant to each Contract to have been performed by it, and Company and the Sellers have no reason to believe that Company will not be able to fulfill all of its obligations under the Contracts which remain to be performed after the date hereof, and (c) none of the payments required to be made under any Contract has been prepaid by more than 30 days prior to the due date of such payment thereunder and the estimated cost to complete any Contract of Company, plus expenses incurred by them on that Contract, will not exceed the total Contract price.

2.16 Proprietary Assets.
2.16.1 Attached as Schedule 2.16 is (a) a description of all Proprietary Assets owned by, licensed to or used in the business of Company together with a designation of ownership, and (b) a listing of all Contracts or arrangements which affect the ownership or use of any Proprietary Asset. Except as otherwise set forth in Schedule 2.16, Company is the owner of all right, title and interest in and to each such Proprietary Asset free and clear of all Encumbrances or has the right to use, free and clear of royalties or any claims or rights of others, such Proprietary Assets.
2.16.2 No current or former employee or consultant of Company has executed an agreement regarding confidentiality and proprietary information.
2.16.3 To the Knowledge of Company and each Seller, Company is not infringing, and has not at any time infringed any Proprietary Asset owned or used by any other Person. Neither the Company nor any Seller has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Knowledge of Company and each Seller, no other Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company.
2.16.4 The Proprietary Assets identified in Schedule 2.16 constitute all of the Proprietary Assets necessary to enable Company to conduct its Business in the manner in which its Business is currently being conducted.
2.16.5 Company has not licensed or sublicensed any party to use any of the Proprietary Assets.
2.16.6 There are no Orders pending against or affecting the Proprietary Assets.
2.16.7 There is no unexpired valid patent on products or processes that Company uses in connection with its products that Company is not entitled to use.
2.16.8 No Seller, officer, director or employee of Company or, to the Knowledge of Company or any Seller, any third party has an interest in any of the Proprietary Assets.
2.16.9 To the Knowledge of Company and each Seller, there is no governmental restriction or limitation, domestic or foreign, on the manner in which any of the Proprietary Assets may be used.
2.17 Proceedings; Orders.
2.17.1 Except as set forth in Schedule 2.17, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (a) that involves Company or that otherwise relates to or likely would affect Company’s Business or any of the assets owned or used by Company (whether or not Company is named as a party thereto); or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.
2.17.2 Except as set forth in Schedule 2.17, to the Knowledge of Company and each Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that likely would directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

2.17.3 Except as set forth in Schedule 2.17, and except for unemployment claims, no Proceeding has been commenced by or against Company, and no Proceeding otherwise involving or relating to Company has been pending or threatened, in the past five (5) years.
2.17.4 Company has made available to Buyer accurate and complete copies of all pleadings, correspondence and other written materials to which Company has access that relate to the Proceedings identified in Schedule 2.17.
2.17.5 There is no Order to which Company or any of the assets owned or used by Company, is subject, and no Seller is subject to any Order that relates to Company’s Business or to any of the assets owned or used by Company.
2.17.6 No officer or, to the Knowledge of Company and each Seller, employee of Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to Company’s Business.
2.17.7 There is no proposed Order that, if issued or otherwise put into effect, (a) would have an adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) or on the ability of Company or any Seller to comply with or perform any covenant or obligation under the Agreement, or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.
2.17.8 Except as disclosed in Schedule 2.17, each Proceeding listed in Schedule 2.17 is covered by existing policies of insurance up to the maximum applicable policy limit (excluding required deductibles).
2.17.9 Except as disclosed in Schedule 2.17, Company is not a party to any Proceeding as a party plaintiff, nor is Company presently contemplating the initiation of any such Proceeding.
2.18 Employee and Labor Matters.
2.18.1 Schedule 2.18 accurately sets forth, with respect to each employee of Company (including any employee of Company who is on a leave of absence or on layoff status): (a) the name of such employee and the date as of which such employee was originally hired by Company; and (b) such employee’s title and salary.
2.18.2 Except as otherwise specifically described in Schedule 2.18, there is no former employee of Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits or payments (whether from Company or otherwise) relating to such former employee’s employment with Company.
2.18.3 Except as otherwise set forth in Schedule 2.18, Company is not a party to or bound by, and has never been a party to or been bound by, any union contract, collective bargaining agreement or similar Contract, and is not a party to or bound by, and has not for the past five (5) years been a party to or been bound by, any employment agreement.
2.18.4 Except as otherwise set forth in Schedule 2.18, the employment of each of Company’s employees is terminable by Company at will. Company has made available to Buyer accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy, statements and other materials relating to the employment of the current and former employees of Company.

2.18.5 To the Knowledge of Company and each Seller: (a) no employee of Company intends to terminate his employment with Company; (b) no employee of Company has received an offer to join a business that likely would be competitive with Company’s Business; and (c) no employee of Company is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person) that likely would have an adverse effect on (i) the performance by such employee of any of his duties or responsibilities as an employee of Company, or (ii) Company’s Business or operations.
2.18.6 Company is not engaged, and has not been engaged within the past five (5) years, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Company or any of its employees. There is not now pending, and to the Knowledge of Company and each Seller no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.
2.18.7 Except as set forth in Schedule 2.18, no present or former employee of Company has any claim against Company (whether under a Legal Requirement, any employment Contract or otherwise) on account of or for (a) unaccrued overtime pay, other than overtime pay for the current payroll period; (b) unaccrued wages or salaries (excluding wages or salaries for the current payroll period); (c) unaccrued vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year, or severance pay; (d) any violation of any Legal Requirement relating to minimum wages or maximum hours of work; or (e) breach of any fiduciary duty of Company or of any trustee of any of Company Plans.
2.18.8 Except as set forth in Schedule 2.18, no person or party (including, but not limited to, Governmental Bodies) has made any claim, and, to the Knowledge of Company and each Seller, there is no basis or grounds for any claim, against Company arising out of any Legal Requirement including but not limited to discrimination on any basis, sexual harassment or hostile work environment, retirement policies or practices, labor relations, workers’ compensation, equal employment opportunity policies or practices, or occupational, safety and/or health standards.
2.19 Benefit Plans; ERISA.
2.19.1 Schedule 2.19 provides a true and complete list of each Current Benefit Plan maintained by Company and each Past Benefit Plan for the past five (5) years. Company does not have any Liability with respect to any Employee Benefit Plan, past or present, except for Company Plans identified in Schedule 2.19; and Company does not provide or make available any fringe benefit, whether or not the value of such benefit is includible in the recipient’s gross income, as determined in accordance with Section 132 of the Code or other applicable sections, or other material benefit of any nature to any of its employees, except as set forth in Schedule 2.19.
2.19.2 No Company Plan: (i) provides or has provided any benefit guaranteed by the Pension Benefit Guaranty Corporation (the “PBGC”); (ii) is or has been subject to the minimum funding standards of Section 412 of the Code or Section 4001(a)(3) and Section 302 of ERISA, or (iii) is or has been a “Multiemployer Plan” as defined in Section 3(37)(A) of ERISA. There is no Person that (by reason of common control or otherwise) is or has been treated together with Company as a single employer within the meaning of Section 414 of the Code.

2.19.3 Company has delivered to Buyer, with respect to each Company Plan maintained by Company, a current, accurate and complete copy of such Company Plan and all other documents with respect to which the administrator of such plan would be required to provide copies pursuant to Section 104(b)(4) of ERISA, including, to the extent applicable, copies of the most recent (a) IRS determination letter and any outstanding request for a determination letter; (b) Form 5500 series Annual Return/Report that may have been prepared, in draft or final form, with respect to the plan year ending October 31, 2006, whether or not such form was actually filed with the IRS; (c) with respect to any pension benefit plan, a comprehensive financial statement of plan assets held in the accompanying trust and statements of financial activity in the individual participant accounts for the plan year ending October 31, 2006, including the fair market value of assets as of October 31, 2006; (d) attorney’s response to accountants’ request for information; (e) collective bargaining agreements or other supplemental agreements relating thereto; (f) letter ruling and any outstanding request for a letter ruling with regard to any aspect of a Company Plan; and (g) general notification to employees of their rights under Section 4980B(f)(6) of the Code and form of letter(s) distributed upon the occurrence of a qualifying event described in Section 4980B(f)(3) of the Code, in the case of a Company Plan that is a “group health plan” as defined in Section 4980B(g)(2) of the Code.
2.19.4 Each Current Benefit Plan maintained by Company is being, and has been at all times, operated and administered in compliance with the provisions thereof. Each contribution or other payment that is required to have been accrued or made under or with respect to any Company Plan maintained by Company has been duly accrued and made on a timely basis, including, without limitation, any contribution that is required to satisfy the requirements of Code Section 401(a) et seq., as well as Code Sections 401(k) and 401(m).
2.19.5 With respect to each Current Benefit Plan which is an employee pension benefit plan (as such term is defined in ERISA Section 3(2)) intended to qualify under Section 401(a) of the Code, Company has received a favorable determination letter as to its qualification under the Code and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.
2.19.6 Company’s financial statement(s) reflect all of Company’s employee benefit liabilities in a manner satisfying the requirements set forth in FASB Statement Nos. 87, 106 and 112.
2.19.7 Except as set forth in Schedule 2.19, each Current Benefit Plan maintained by Company complies and is being operated and administered in compliance with, and has at all times complied and been operated and administered in compliance with, all applicable reporting, disclosure and other requirements of ERISA and the Code and all other applicable Legal Requirements. Company has never incurred any Liability to the IRS nor any other Governmental Body with respect to any Company Plan maintained by Company; and no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) give rise directly or indirectly to any such Liability. Neither Company nor any Person that is or was an administrator or fiduciary of any Company Plan maintained by Company (or that acts or has acted as a shareholder of Company or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or likely would subject any Seller or Company to any Liability for breach of any fiduciary duty or any other duty. There are no Proceedings or claims (other than routine claims for benefits in the ordinary course) pending, or to the Knowledge of any Seller or Company, threatened, and neither any Seller nor Company has Knowledge of any facts which would give rise to any such Proceedings or claims (other than routine claims for benefits in the Ordinary Course of Business).
2.19.8 No Company Plan maintained by Company has been terminated by Company, except for Company’s Employee Stock Ownership Plan, which was terminated in 1991 (the “Former ESOP”), and no Company Plan is due to expire or is otherwise scheduled or threatened to be terminated by the Company or any Seller or, to the Knowledge of Company and each Seller, the provider of any Company Plan within one year of the date hereof.

2.19.9 With respect to any Company Plan maintained by Company which is an employee welfare benefit plan (within the meaning of ERISA Section 3(l)) (a “Welfare Benefit Plan”): (a) each such Welfare Benefit Plan which is intended to meet the requirement for tax favored treatment under Subchapter B of Chapter I of the Code meets all such requirements; (b) there is no disqualified benefit (as such term is defined in Section 4976(b) of the Code); (c) each and every Welfare Benefit Plan which is a group health plan (as such term is defined in Section 4980B(g)(2)) complies with, and in each and every case has complied with, the applicable requirements of Code Section 4980B; and (d) each such Welfare Benefit Plan (including any plan covering former employees of Company) may be amended or terminated by Company or the Surviving Corporation on or at any time after the Closing Date.
2.19.10 Neither Company nor any Affiliate has incurred any liability to the PBGC or to the IRS with respect to any pension plan qualified under Section 401 of the Code except liabilities to the PBGC pursuant to Section 4007 of ERISA, all of which have been fully paid (including interest charges and penalties on late payments, if applicable), nor has any reportable event under Section 4043(b) of ERISA occurred with respect to any such pension plan.
2.19.11 Neither Company nor any Company Plan fiduciary has engaged in a “prohibited transaction” (which shall mean any transaction in violation of Section 406 of ERISA and not exempt under Section 408 of ERISA or defined in Section 4975(c)(1) of the Code) with respect to any Company Plan.
2.19.12 No proceedings by the PBGC to terminate an employee pension benefit plan maintained by Company or by any corporation or other trade or business under common control with Company pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened.
2.19.13 Company does not sponsor or participate in any plan or arrangement, whether qualified or unqualified, providing for either shutdown benefits or post-employment medical benefits, other than COBRA benefits.
2.19.14 All plans and arrangements listed in Schedule 2.19 are legally valid and binding and in full force and effect.
2.19.15 All contributions, including but not limited to salary deferrals and premiums, due with respect to any qualified or non-qualified Company Plan sponsored or participated in by Company for any plan year or portion thereof ending on or prior to the Closing Date shall have been charged to the statement of income and contributed to the respective Company Plan trusts.
2.19.16 Except as disclosed in Schedule 2.19, Company has no liability under any insurance policy covering benefits provided under a welfare Plan in the nature of a retroactive rate adjustment or loss sharing or similar arrangement.
2.20 Insurance.
2.20.1 Schedule 2.20 accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Company: (a) the name of the insurance carrier that issued such policy and the policy number of such policy; (b) whether such policy is a “claims made” or an “occurrences” policy; (c) a description of the type of coverage provided by such policy and the material terms of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements); (d) the annual premium payable with respect to such policy; and (e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy. Schedule 2.20 also identifies (i) each pending application for new, renewed, or amended insurance that has been submitted by or on behalf of Company, and (ii) each self-insurance or risk-sharing arrangement affecting Company or any of its assets. Company has delivered to the Buyer accurate and complete copies of all of the insurance policies identified in Schedule 2.20 (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 2.20. Any insurance policy or endorsement of Company used as financial responsibility or assurance pursuant to any applicable Legal Requirement is identified as such in Schedule 2.20 along with the relevant Legal Requirement.
2.20.2 Each of the policies identified in Schedule 2.20 is valid, enforceable and in full force and effect, and all pending applications identified in Schedule 2.20 were timely filed to ensure against loss of or gaps in coverages. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis, and no additional premium is or will be due with respect to said policies for any period before the Closing.
2.20.3 Except as set forth in Schedule 2.20, there is no pending claim under or based upon any of the policies identified in Schedule 2.20, and, to the Knowledge of Company and each Seller, no event has occurred, and no condition or circumstance exists, that would likely (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.
2.20.4 Except as set forth in Schedule 2.20, Company has not received: (a) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 2.20 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (b) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 2.20; (c) any indication that the issuer of any of the policies identified in Schedule 2.20 may be unwilling or unable to perform any of its obligations thereunder; or (d) any notice, allegation or indication that any insurance coverage or endorsement of Company used as financial responsibility or assurance pursuant to any applicable Legal Requirement is insufficient, nonconforming, out of date, or otherwise not in compliance with such applicable Legal Requirement.
2.20.5 Except as disclosed in Schedule 2.20, since January 1, 2000 there has been no period during which Company has not maintained insurance coverage in amounts and against losses and risks normal for businesses similar to its business, and neither Company nor any Seller has been notified by any insurance carrier or its agent that the Real Properties or any of its facilities or operations thereof are in need of improvements to maintain or renew such insurance (even if at different rates).
2.21 Related Party Transactions. Except as set forth in Schedule 2.21 and except for the transactions contemplated by this Agreement:
2.21.1 No Related Party now has, or at any time since January 1, 2001 had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the Business of Company;
2.21.2 No Related Party is, or at any time since January 1, 2001 was, indebted to Company;

2.21.3 Since January 1, 2001, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Company;
2.21.4 No Related Party is competing, or has at any time since January 1, 2001, competed, directly or indirectly, with Company in any market served by Company;
2.21.5 No Related Party has purchased or sold products or services from or to Company;
2.21.6 No Related Party has any claim or right against Company; and
2.21.7 No event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Company.
2.22 Sale of Products; Performance of Services.
2.22.1 To the Knowledge of Company and each Seller, Company will not incur or otherwise become subject to any Liability, arising directly or indirectly from any product sold, or any services performed by, Company on or at any time prior to the Closing Date.
2.22.2 Except as set forth in Schedule 2.22, within the past seven (7) years no customer or other Person has asserted or threatened to assert any material claim against Company (a) under or based upon any warranty provided by or on behalf of Company; or (b) under or based upon any other warranty relating to any product sold by Company or any services performed by Company. To the Knowledge of Company and each Seller, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.
2.23 Bank Accounts; Powers of Attorney.
2.23.1 Schedule 2.23 accurately sets forth, with respect to each account maintained by or for the benefit of Company at any bank or other financial institution: (a) the name and location of the institution at which such account is maintained; (b) the name in which such account is maintained and the account number of such account; and (c) the names of all individuals authorized to draw on or make withdrawals from such account. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of Company.
2.23.2 Except as set forth in Schedule 2.23, Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof).
2.24 Compliance with Legal Requirements. Except as set forth in Schedule 2.24:
2.24.1 Company, to its and each Seller’s Knowledge, is in full compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its Business or the ownership or use of any of its assets.
2.24.2 To Company’s and each Seller’s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in any violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement.

2.24.3 Except as set forth on Schedule 2.24, and except for violations individually or in the aggregate not having a material adverse effect on Company or its business, Company has not received in the past ten (10) years any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (ii) any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any environmental cleanup or any remedial, corrective or response action of any nature.
2.24.4 To Company and each Seller’s Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, would specifically affect Company and either (i) may have an adverse effect on Company’s business, condition, assets, liabilities, operations, financial performance, results of operations or prospects or on the ability of Company or the Sellers to comply with or perform any covenant or obligation under the Agreement; or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the transactions contemplated hereby.
2.24.5 Without limiting the foregoing, Company has obtained and now holds all material licenses, permits, certificates, authorizations, and sufficient financial responsibility or assurance demonstrations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it. Company has properly filed all reports and other documents required to be filed with any Governmental Body. All material Governmental Authorizations and Orders currently in effect and pertaining to the property, assets or Business of Company or any subsidiary, including expiration or termination dates, are disclosed on Schedule 2.24.
2.25 Environmental Matters.
2.25.1 Except as disclosed in Schedule 2.25, Company is in compliance in all material respects with all applicable Environmental Laws. Except as disclosed in Schedule 2.25, Company has not received any notice or other communication (in writing or otherwise) that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that likely would prevent or interfere with Company’s compliance with any Environmental Law in the future.
2.25.2 Except as disclosed in Schedule 2.25, Company (a) has not disposed of, or received any notice from any Person alleging that Company has disposed of, any Hazardous Materials on any properties currently or previously owned by, leased by or leased to or operated by Company, and, to the Knowledge of Company and each Seller, no Hazardous Materials has ever been disposed of on such properties or sites by any other party, except in material compliance with all applicable Environmental Laws; (b) has not transported any Hazardous Materials to or disposed of any Hazardous Materials on third party sites except in material compliance with all applicable Environmental Laws; or (c) has not otherwise incurred any potential Liability for the generation, treatment, transportation, storage or disposal, lawful or otherwise, of Hazardous Materials at any third party sites. Except as disclosed in Schedule 2.25, Company has not received any notice of claim of, and has no other information indicating that Company is or may be subject to, any Liability or contingent Liability or lien pursuant to any Environmental Law in connection with the past or current generation, treatment, transportation, storage or disposal of Hazardous Materials, or any arrangement of these activities, by or on behalf of Company or otherwise related to the Real

Properties. To the Knowledge of Company and each Seller, all past and present vendors, transporters, disposal and other Hazardous Materials management facilities receiving or managing Hazardous Materials from or on behalf of Company have had and do have all required Governmental Authorizations and sufficient insurance coverages pertaining to such receipt and management of Hazardous Materials.
2.25.3 Except as disclosed in Schedule 2.25, there is not constructed, deposited, stored, disposed, placed or located on any of the Real Properties currently or previously owned by, leased by or leased to or operated by Company or in any of Company’s fixed assets, any (a) asbestos in any form which is friable; (b) urea formaldehyde foam insulation; (c) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (d) active or out-of-service Storage Tank Systems or sites from which such Storage Tank Systems have been removed in part or in whole; or (e) any Hazardous Materials or any other chemical, material, substance or other matter of any kind whatsoever, exposure to which or other handling or management is prohibited, limited or regulated by any Environmental Law.
2.25.4 Except as disclosed in Schedule 2.25, neither Company nor any Seller is aware of any Environmental Law due to be imposed on the Business or assets of Company which will increase the cost of complying with the Environmental Laws or which would require any material capital expenditure by Company or any other party for Company operations to continue or expand as planned by Company.
2.25.5 Schedule 2.25 sets forth a correct and complete list of all Governmental Authorizations issued by Governmental Bodies pursuant to any Environmental Law material to or necessary for the operation of the Company, copies of which have been delivered to Buyer. The Governmental Authorizations listed on Schedule 2.25 constitute all of the Governmental Authorizations that are material or necessary to conduct the Business of Company in compliance with Environmental Law, are in full force and effect and not subject to any pending or anticipated amendment or modification, and all fees payable in connection therewith have been paid in full. Neither the execution and delivery of this Agreement nor any of the transactions contemplated herein will cause any of the Governmental Authorizations to be invalidated, violated or otherwise adversely affected.
2.25.6 Company has made available to Buyer copies of all: (a) applications, reports, plans, materials evidencing financial responsibility or assurance, or other notices and materials submitted to any Governmental Body by Company in compliance with Environmental Law; (b) records and manifests required to be maintained by Company pursuant to Environmental Law; (c) notices of violation, summonses, Orders, complaints, or other documents received by Company relating to compliance with or liability under Environmental Law or the discharge, emission, disposal, or release of any Hazardous Material at, affecting or in any way relating to the Real Properties; (d) records of analyses of any environmental, engineering and geological tests and assessments pertaining to the Real Properties, including, without limitation, the results of any air, surface water, groundwater or soil analyses, tank integrity testing, or radon testing; and (e) letters of “case closure,” “no further action,” and other communications of completion of remedial action or closure of any Storage Tank System.
2.25.7 Schedule 2.25 discloses a correct and complete listing of all facilities (a) at which Company has generated, treated, stored or disposed of Hazardous Material; (b) to or from which Hazardous Material had been transported, or arranged to be transported, by Company other than in the Ordinary Course of Business; or (c) at which any third party under contract with Company generates, treats, or stores, or has generated, treated, stored or disposed of, Hazardous Material received from Company other than in the Ordinary Course of Business.

2.25.8 Company has not retained or assumed, either contractually, by operation of law or otherwise, the liability or obligation of any other Person under any Environmental Law.
2.25.9 No part of or interest in the Real Properties is subject to any restriction or limitation of use as the result of any Encumbrance or other legal mechanism due to the presence of Hazardous Material on, in or below the Real Properties.
2.25.10 All forms of environmental bonds, financial assurance and financial responsibility required under all applicable Environmental Laws for the Business of Company have been properly and fully posted or obtained and maintained and, as required, filed with and approved by all relevant Governmental Bodies, a complete list of which is set forth in Schedule 2.25.
2.25.11 No Inspections, or other investigation made or environmental assessment obtained by Buyer, shall limit or invalidate any representation or warranty made within or disclosures required under this Agreement.
2.25.12 All Storage Tank Systems are registered with Governmental Bodies pursuant to all applicable Legal Requirements, and all inactive Storage Tank Systems have been properly put into inactive or closed status. Company has provided to Buyer a complete and correct copy of its current registration(s) of Storage Tanks with Governmental Bodies.
2.26 Brokers. Except as set forth in Schedule 2.26, no broker or finder has acted for any Seller or Company in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s or similar fees or other commissions in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of any Seller or Company. The Shareholders, jointly and severally, are responsible for paying the fees of any such brokers, including the fees of Dominion Partners, L.C.
2.27 Full Disclosure. None of the representations and warranties of any Seller or Company in the Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein not misleading. As of the date of this Agreement, Company has provided Buyer and Buyer’s Representatives with full and complete access to all of Company’s records and other documents and data requested by them.
3. Further Representations and Warranties of the Sellers. As material inducement to Buyer and Merger Sub to enter into this Agreement and to close hereunder, each Seller severally makes the following representations and warranties to Buyer and Merger Sub:
3.1 Ownership of Capital Stock of Company. Each Shareholder owns the number of Shares set forth opposite such Shareholder’s name on Schedule 3.1. Each Shareholder has good, marketable and unencumbered title to such Shares, free and clear of all Encumbrances, options and rights of others (collectively, “Stock Rights”). There are no restrictions on any Shareholder’s right to consummate the transactions contemplated by this Agreement. Between the date hereof and Closing, no transfer of record ownership of, or beneficial interest in, any of such Shares will be made and no Stock Rights with respect to any such Shares will be created.
3.2 Authorization; Valid and Binding Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or Entity action by each Shareholder that is a corporation or other Entity, and each such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. This Agreement and the documents contemplated hereby have been, or will be when executed and delivered at or prior to the Closing, duly executed and delivered by each Seller and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Sellers, enforceable against the

Sellers in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity. No Governmental Authorization is required to consummate the transactions contemplated hereby, except any Governmental Authorizations heretofore obtained.
3.3 Agreement Not in Breach of Other Instruments Affecting the Sellers. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by the Sellers do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, any Contract or other instrument (including Company’s Articles of Incorporation and Bylaws) by which any Seller is bound, any Order, or any applicable law, rule or regulation.
4. Representations and Warranties of Buyer and Merger Sub. As material inducement to Company and the Sellers to enter into this Agreement, Buyer and Merger Sub hereby jointly and severally make the following representations and warranties to Company and the Sellers:
4.1 Corporate Status and Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has the partnership power to consummate the transactions contemplated herein. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power to consummate the transactions contemplated herein. The execution, delivery and performance of this Agreement by Buyer and Merger Sub have been duly authorized by all necessary partnership action on the part of Buyer and corporate action on the part of Merger Sub, and this Agreement constitutes the valid and binding obligation of Buyer and Merger Sub, enforceable against each in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.
4.2 Agreement Not in Breach of Other Instruments Affecting Buyer. The execution and delivery of this Agreement and the consummation of the transactions provided for herein by Buyer and Merger Sub do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer or Merger Sub under, any agreement, indenture or other instrument by which Buyer or Merger Sub is bound, Buyer’s Certificate and Agreement of Limited Partnership, Merger Sub’s Articles of Incorporation or Bylaws, any Order or any applicable law, rule or regulation.
4.3 Studies and Investigations.
(a) Buyer has provided to Company, for Company’s and Sellers’ review and information only, complete and correct copies of (i) all reports prepared by or on behalf of Buyer by its environmental and engineering consultants in connection with its review of Company and Company’s properties, assets, business and operations, and (ii) all surveys and title insurance commitments prepared by or on behalf of Buyer in connection with its review of Company and Company’s properties, assets, business and operations. Notwithstanding the foregoing: (a) any opinions expressed by such consultants that is intended to assist Buyer in its assessment of its risks should it proceed with the transaction contemplated in this Agreement or which are intended to assist Buyer in its dealings with Company or the Sellers in connection with the transaction contemplated in this Agreement or which otherwise are intended to assist Buyer’s legal counsel to render legal advice to Buyer are or may be redacted from the copy of such reports provided to Company, which redacted portions shall be evident in the copies provided to

Company; (b) Company and the Sellers acknowledge that such reports and additional materials are provided for Company’s and Sellers’ review and information only in connection with the transaction contemplated by this Agreement, and are not entitled to rely on such reports or any information contained therein for such purposes or any other purpose; (c) Company and the Sellers agree to indemnify, defend, release and hold harmless Buyer and Buyer’s consultants from and against any damages, injuries, losses, or any other claims arising from Company’s and Sellers’ use of the information contained in such reports and additional materials; and (d) upon either the Closing or sooner termination of this Agreement, Company or the Sellers shall return to Buyer the copies of such reports and additional materials provided by Buyer to Company, and any additional copies, in part or in whole, of such reports made by Company or any Seller in the interim shall be destroyed or returned to Buyer simultaneously with return of the full copy first provided by Buyer to Company.
(b) Buyer has informed Company and the Sellers of, or provided them with, any results or information received or discovered by Buyer in connection with its review of Company and its properties, assets, business and operations, including without limitation the reports, surveys, and title commitments provided by Buyer to Sellers and Company pursuant to Section 4.3(a) of the Agreement, that materially conflicts with, is materially inconsistent with, or constitutes a material breach of, any Schedules attached hereto or any representation or warranty made by Company or the Sellers herein.
5. Continuation and Survival of Representations and Warranties. All representations and warranties, including information disclosed in the Schedules, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto, but such notice shall not modify such representation or warranty or limit the liability of any party therefor. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement; shall continue in full force and effect; and shall provide the basis for the remedies set forth herein or otherwise available to the non-breaching party. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. Exceptions or qualifications to any specific representation or warranty contained herein and in the corresponding Schedule shall not be construed as exceptions or qualifications to any other warranty or representation. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or Knowledge of any party to this Agreement.
6. Buyer’s Inspection Rights. Through the Closing Date, Company shall give to Buyer and its designated Representatives full access to all of the properties, facilities and assets of Company, to Company’s stock books, and to all of Company’s documents, books and records relating to its current and past operations and Business. Company shall permit such Representatives to make copies of Company’s written materials and, subject to prior approval by Company (such approval not to be unreasonably withheld), interview and question Company’s employees. Buyer may also perform or have Buyer’s Representatives perform, and Company hereby grants to Buyer and Buyer’s Representatives right of entry to perform through the Closing Date, such tests, inspections, sampling, and assessments as it deems desirable in its sole discretion of the Real Properties and all premises and improvements, soils, surface water, and groundwater thereon or thereunder, to confirm the environmental condition and conduct surveys and engineering and facility analyses (collectively, “Inspections”); provided, however, that such Inspections shall be performed so as to minimize where reasonably feasible interference with the ongoing operations of Company and Buyer shall provide reasonable prior notice of such Inspections to Company and coordinate scheduling of same with Company. All Inspections and analyses and reports resulting from same shall be for the benefit and use of Buyer. Buyer hereby agrees to indemnify and hold Company harmless from and against any and all damages, claims, losses, liabilities, expenses (including reasonable attorneys’ fees) related to or arising out of any property damage or personal injuries resulting from Buyer’s Inspections. In the event Closing hereunder does not occur for any reason, Buyer shall repair and return the Real Properties to the condition they were in prior to any Inspections in all material respects.
7. Conduct of the Business of Company Pending Closing.
7.1 Between the date hereof and the Closing hereunder, Company shall and Sellers shall cause Company to:
7.1.1 Not take or suffer or permit any action which would render untrue any of the representations or warranties of Company herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;
7.1.2 Conduct its Business in a good and diligent manner in the ordinary and usual course;
7.1.3 Not enter into any Contract, commitment or arrangement with any party, absent the prior written consent of Buyer, other than Contracts for the sale of products or services (excluding employment services) and Contracts for the purchase of materials, services and supplies in the Ordinary Course of Business;
7.1.4 Use its best efforts to preserve its Business organization intact, to keep available the services of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;
7.1.5 Maintain in full force and effect all of the insurance policies listed on Schedule 2.20 and all environmental financial assurance and responsibility mechanisms and make no change in any insurance policy or coverage or financial assurance and responsibility mechanism (other than to extend such existing coverage through the Closing Date) without the prior written consent of Buyer;
7.1.6 Keep the Real Properties and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;
7.1.7 Continue to maintain all of its usual Business books and records in accordance with its past practices;
7.1.8 Not amend its Articles of Incorporation or Bylaws;
7.1.9 Not declare or make any dividend or other payment on or with respect to its capital stock, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto, except that Company may declare and pay a pre-Closing dividend to the Shareholders;
7.1.10 Not waive any right or cancel any claim;
7.1.11 Except for normal raises pursuant to annual reviews consistent with past practices, not increase the compensation or rate of compensation payable to or pay any unaccrued bonus to any of its employees unless prior written approval has been obtained from Buyer (such approval not to be unreasonably withheld);

7.1.12 Maintain its corporate existence and not merge or consolidate with any other Entity;
7.1.13 Comply with all provisions of all applicable laws, rules and regulations and all relevant Governmental Authorizations and maintain all relevant Governmental Authorizations and financial responsibility or assurance required under any Legal Requirement (including making any timely and complete applications therefore and diligently prosecuting same);
7.1.14 Not make any capital expenditure exceeding $25,000 as to any individual expenditure or series of related expenditures, and not exceeding $100,000 in the aggregate; and
7.1.15 Use its best efforts to obtain any necessary third party consents and take other actions in order to consummate the transactions contemplated by this Agreement.
7.2 Between the date hereof and the Closing hereunder, Company and Sellers shall promptly notify Buyer in writing of any event, condition, fact or circumstance of which Company or any of its Representatives or any Seller has Knowledge that may make the timely satisfaction of any of the conditions set forth in this Section 7 impossible or unlikely.
7.3 During the pre-Closing period, Company and the Sellers shall promptly notify Buyer of:
7.3.1 The discovery by Company or any Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company or any Seller in this Agreement;
7.3.2 Any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Company or any Seller in this Agreement if (a) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (b) such event condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and
7.3.3 Any breach of any covenant or obligation of Company or any Seller.
7.4 Company and the Sellers agree to take all reasonable precautions to prevent any trading in securities of Buyer or Buyer’s Affiliates by Company or Company’s officers, directors, Shareholders, employees and agents having knowledge of the transactions contemplated by this Agreement until the tenth business day following the earlier of the termination of this Agreement in accordance with Section 18 and the Closing.
7.5 Within twenty (20) days of the end of each month prior to the Closing, Company shall provide Buyer with copies of Company’s Interim Financial Statements updated as of the last day of the month just ended.
8. Conditions Precedent to Buyer’s and Merger Sub’s Obligation to Close. The following shall be conditions precedent to the obligation of Buyer and Merger Sub to close hereunder, any of which may be waived in whole or in part by Buyer and Merger Sub:

8.1 Buyer shall be satisfied, in its sole discretion, with the results of all due diligence investigation, including without limitation the Inspections, conducted at any time before the Closing by or on behalf of Buyer with respect to the Shares, Company, Company’s assets and liabilities, the Business and all matters disclosed (or required to be disclosed) in the Schedules.
8.2 Each of the representations and warranties of Company and the Sellers contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specific date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any further references to materiality in any representation and warranty shall be disregarded for purposes of this provision.
8.3 Each of the agreements, covenants and undertakings of Company and the Sellers contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.
8.4 No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Company of $25,000 or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on Company’s Business or financial condition, shall be threatened or commenced against Company with respect to any matter; no litigation, governmental action or other Proceeding shall be threatened or commenced against Company or any Seller after the date of the Agreement with respect to the consummation of the transactions provided for herein; and neither Company nor any Seller shall have any Knowledge of any basis for such litigation, governmental action or Proceeding.
8.5 All indebtedness owing to Company by any Seller or any director, officer or manager of Company (except Daniel Matthews) will be paid in full, forgiven or otherwise satisfied at or prior to Closing.
8.6 All actions, Proceedings, instruments and documents required to enable Company and the Sellers to perform this Agreement or matters incident thereto (other than matters for which Buyer is responsible under the terms of this Agreement), and all other legal matters not relating to a default by Buyer of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Buyer.
8.7 All documents required to be delivered by the Sellers at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.
8.8 The Board of Managers of the General Partner of Buyer and the Board of Directors of Merger Sub shall have approved this Agreement and all other transactions contemplated hereby.
8.9 The Shareholders’ Agent shall have executed and delivered to Buyer the Escrow Agreement, in the form attached as Exhibit A, on behalf of each of the Shareholders.
8.10 Each of the Shareholders and each director and officer of Company shall have executed and delivered a General Release, in the form attached as Exhibit B (the “General Releases”) releasing Company, the Surviving Corporation and Buyer from all liability to such persons.
8.11 W. Gary Farrar, III shall have executed and delivered to Buyer an Employment and Non-Competition Agreement, in the form attached as Exhibit C (the “Employment Agreement”), which shall require him to provide full-time services to the Surviving Corporation following the Closing.

8.12 Principal shall have executed and delivered to Buyer a Consulting and Non-Competition Agreement, in the form attached as Exhibit D (the “Consulting Agreement”), which shall require him to provide certain consulting services to Buyer or the Surviving Corporation, as applicable, following the Closing.
8.13 Buyer shall have received the favorable legal opinion of Cantor Arkema, P.C., counsel for the Sellers and Company, dated the Closing Date, as to the matters set forth in Exhibit E (the “Legal Opinion”).
8.14 Buyer shall have received consents to the transaction contemplated by this Agreement executed by the Persons listed on Schedule 8.14 (the “Consents”); provided, however, that Buyer hereby (i) waives any notice required under Company’s Transloading Agreement with Norfalco dated April 1, 2003, and (ii) agrees to provide the required notice to Norfalco following Closing.
8.15 Buyer shall have received financing in an amount sufficient in Buyer’s sole discretion, on terms and conditions satisfactory to Buyer.
8.16 Buyer and the Sellers shall have agreed upon the preliminary calculation of Working Capital as provided in Section 1.8.
8.17 Company shall have closed and completed the purchase of the tanker trailer currently owned by Oil Services, Inc., and Company shall have provided to Buyer copies of such closing documents for same. By way of clarification and not limitation, the representations and warranties made by Company in Section 2 applicable to tanker trailers owned by Company shall apply in all respects to the tanker trailer so purchased by Company from Oil Services, Inc.
8.18 Buyer shall have received from appropriate Governmental Bodies a zoning letter with respect to the Real Properties in form and substance satisfactory to Buyer.
8.19 Buyer shall have received from the Sellers a consent to the collateral assignment by Buyer and/or Surviving Corporation (as may be required by the Lender) to the Lender of this Agreement and other agreements, instruments and documents executed in connection herewith or pursuant hereto, in form and substance satisfactory to Buyer and the Lender (the “Lender Consent”).
9. Conditions Precedent to Company’s and the Sellers’ Obligations to Close. The following shall be conditions precedent to the obligations of Company and the Sellers to close hereunder, any of which may be waived in whole or in part by Company and the Sellers:
9.1 Each of the representations and warranties of Buyer and Merger Sub contained in this Agreement is now and, except as to those expressly limited to the date hereof or some other specified date, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct individually and collectively in all material respects, provided that any references to materiality in any representation or warranty shall be disregarded for purposes of this provision.
9.2 Each of the agreements, covenants and undertakings of Buyer and Merger Sub contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with at or before Closing.
9.3 No litigation, governmental action or other Proceeding shall be threatened or commenced against Buyer or Merger Sub with respect to the consummation of the transactions provided for herein, and Buyer and Merger Sub shall have no Knowledge of any basis for any such litigation, governmental action or other Proceeding.

9.4 All actions, Proceedings, instruments and documents required to enable Buyer and Merger Sub to perform this Agreement or matters incident thereto (other than matters for which Company and/or the Sellers are responsible under the terms of this Agreement), and all other legal matters not relating to a default by Company or the Sellers of their obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Company and the Sellers.
9.5 All documents required to be delivered by Buyer or Merger Sub at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.
9.6 Company and the Sellers shall have received the executed Consents.
9.7 Buyer and the Sellers shall have agreed upon the preliminary calculation of Working Capital as provided in Section 1.8.
9.8 Merger Sub shall have executed and delivered the Employment Agreement.
10. Closing.
10.1 Closing Date. The closing of the transactions provided for in this Agreement (herein sometimes called the “Closing”) shall take place at the offices of Christian & Barton, L.L.P., 909 East Main Street, Suite 1200, Richmond, Virginia 23219, on July 27, 2007, or such other place and time as shall be agreed to between the President of Buyer and the Shareholders’ Agent. The date and time of Closing is sometimes herein called the “Closing Date.”
10.2 Deliveries by the Sellers and Company at Closing. At Closing, the Sellers and Company will deliver or cause to be delivered to Buyer or Merger Sub the following:
10.2.1 Certificates for 10,000 shares of Common Stock of Company, which constitute all of the Shares, endorsed by the Shareholders in blank, or with stock transfer powers executed by the Shareholders in blank attached, with signatures properly notarized;
10.2.2 Certificates of the President of Company and the Sellers, dated as of the Closing Date, confirming (a) the truth and correctness of all of the representations and warranties of Company and the Sellers contained in Section 2 and Section 3 herein as of the Closing Date and as of all times between the date hereof and the Closing Date, subject to the provisions of Section 5 hereof, and (b) that all agreements and covenants of Company and the Sellers specified herein have been complied with;
10.2.3 The Certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, that the necessary corporate action by the Board of Directors and shareholders of Company has been taken to authorize the consummation by Company of the transactions provided for herein;
10.2.4 The signed resignations of all directors and all officers of Company and each of its subsidiaries dated and effective as of the Closing Date;

10.2.5 The stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of Company) and the corporate seal of Company;
10.2.6 “Good Standing” certificates for Company issued by the State Corporation Commission of the Commonwealth of Virginia and the Secretary of State of the State of Tennessee, and a certified copy of the Articles of Incorporation and all amendments thereto issued by the State Corporation Commission of the Commonwealth of Virginia, each dated as of a date within fifteen (15) days prior to the Closing Date;
10.2.7 Escrow Agreement in accordance with Section 8.9;
10.2.8 General Releases in accordance with Section 8.10;
10.2.9 The Employment Agreement in accordance with Section 8.11;
10.2.10 The Consulting Agreement in accordance with Section 8.12;
10.2.11 The Legal Opinion in accordance with Section 8.13;
10.2.12 A certification by each Shareholder pursuant to the Foreign Investment Real Property Tax Act, in the form attached hereto as Exhibit F;
10.2.13 The Consents in accordance with Section 8.14;
10.2.14 The original copy of each document listed on Schedule 2.15;
10.2.15 The Articles of Merger executed by Company;
10.2.16 The Lender Consent executed by the Sellers; and
10.2.17 Such other documents as may be reasonable necessary to consummate the transactions contemplated by this Agreement.
10.3 Deliveries by Buyer at Closing. At the Closing, Buyer will deliver or cause to be delivered to the Sellers the following:
10.3.1 Payment of a total of $6,500,000 in immediately available funds to the Shareholders in accordance with their respective interests as set forth on Schedule 1, subject to any adjustments pursuant to Section 1.8 or Section 1.9(a);
10.3.2 Payment of a total of $1,500,000 to the Escrow Agent in accordance with Section 1.7;
10.3.3 The Certificates of the President of Buyer and the President of Merger Sub, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of Buyer and Merger Sub, respectively, contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date;
10.3.4 The Certificates of the Secretary or an Assistant Secretary of Buyer and the Secretary or an Assistant Secretary of Merger Sub, dated the Closing Date, that the necessary action by the Board of Managers of the general partner of Buyer and the Board of Directors of Merger Sub, respectively, has been taken to authorize the consummation by Buyer and Merger Sub of the transactions provided for herein;
10.3.5 The Escrow Agreement executed by Buyer and the Escrow Agent;
10.3.6 The Employment Agreement and Consulting Agreement executed by the Surviving Corporation or Buyer, as applicable;
10.3.7 The Articles of Merger executed by Merger Sub; and
10.3.8 Such other documents as may be reasonable necessary to consummate the transactions contemplated by this Agreement.
11. Indemnification.
11.1 Agreement to Indemnify. The Sellers hereby jointly and severally indemnify and agree to hold harmless Buyer and the Surviving Corporation and their successors and assigns and each such entity’s officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all Buyer Losses (as hereinafter defined). Buyer hereby indemnifies and agrees to hold harmless each of the Sellers and their successors and assigns from, against and in respect of the amount of any and all Seller Losses (as hereinafter defined). As defined below, Buyer Losses and Seller Losses are collectively referred to herein as “Losses”.
11.2 Definition of “Buyer Losses.” As used in this Section 11, “Buyer Losses” means any and all loss, damage, cost, liability, expense or claim to or against Buyer or the Surviving Corporation resulting from:
11.2.1 Any misrepresentation, breach of warranty, or any non-fulfillment of any representation or warranty, covenant or agreement on the part of Company or the Sellers contained herein;
11.2.2 Any error contained in any statement, report, certificate or other document or instrument delivered to Buyer pursuant to this Agreement or contained in any Schedule attached hereto;
11.2.3 Any actual or alleged claim, debt, liability, obligation, loss, fine, penalty, damage or diminution in value suffered by the Surviving Corporation or incurred by the Surviving Corporation to any party, first incurred prior to Closing hereunder or arising from any matter first occurring prior to Closing hereunder, with respect only to (a) Taxes, employment-related matters or environmental matters (subject to the limitations and restrictions set forth in Section 11.6) and (b) ownership of or title to the capital stock of Company, including claims by former shareholders and claims relating to the Former ESOP.
11.2.4 Any shortfall in the amount of Working Capital as of the Closing Date as provided in Section 1.8; and
11.2.5 Any and all Proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to any of the foregoing.

11.3 Definition of “Seller Losses”. As used in this Section 11, “Seller Losses” means any and all loss, damage, cost, liability, expense or claim to or against a Seller resulting from:
11.3.1 Any misrepresentation, breach of warranty, or any non-fulfillment of any representation, warranty, covenant or agreement on the part of Buyer or Merger Sub contained herein;
11.3.2 Any actual or alleged claim, debt, liability, obligation, loss, fine, penalty or damage suffered by a Seller or incurred by a Seller to any party with respect to or resulting from any liability of Buyer or the Surviving Corporation first incurred following Closing or any matter or Company action first occurring after Closing hereunder; and
11.3.3 Any and all Proceedings, demands, assessments, judgments, reasonable attorneys’ fees, costs, expenses and interest incident to any of the foregoing.
11.4 Procedures for Establishment of Losses.
11.4.1 If any claim shall be asserted against a party (the “Indemnifying Party”) which, if sustained, would result in a Loss, the party suffering the Loss (the “Indemnified Party”), within a reasonable time after learning of such claim, shall notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party’s sole expense and through legal counsel satisfactory to the Indemnified Party, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. No effort to recover the amount of the Loss related to such claim shall be made by the Indemnified Party pursuant to Section 11.4.2 while such defense is still being made until the earlier of (a) the resolution of such claim by the Indemnifying Party with the claimant, or (b) the termination of the defense by the Indemnifying Party against such claim or the failure of the Indemnifying Party to prosecute such defense in good faith in an expeditious and diligent manner. The Indemnified Party shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of such events. The Indemnified Party shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Loss may be made by the Indemnifying Party without the prior written consent of the Indemnified Party unless (i) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses, (ii) the Indemnified Party is furnished with security reasonably satisfactory to the Indemnified Party that the Indemnifying Party will in fact pay such amount and expenses, (iii) such settlement or compromise contains a full release of the Indemnified Party and its Affiliates and (iv) such settlement or compromise does not impose, or purport to impose, any affirmative or negative covenant that could adversely affect the Indemnified Party.
11.4.2 In the event that the Indemnified Party asserts the existence of any Loss, the Indemnified Party shall give written notice to the Indemnifying Party of the nature and amount of the Loss asserted. If the Indemnifying Party, within a period of thirty (30) days after the giving of such notice by the Indemnified Party, does not give written notice to the Indemnified Party announcing its intention to contest such assertion of the Indemnified Party (such notice by the Indemnifying Party being hereinafter called the “Contest Notice”), such assertion of the Indemnified Party shall be deemed accepted and the amount of the Loss shall be deemed established. If, however, a Contest Notice is given to the Indemnified Party within such 30-day period, then the contested assertion of a Loss shall be settled in accordance with the procedures set forth in Section 19.14. The determination of the arbitrator(s) shall be delivered in writing to the Indemnifying Party and the Indemnified Party and shall be final, binding and conclusive upon all of the parties hereto, and the amount of the Loss, if any, determined to exist by the arbitrator(s) shall be deemed established.

11.4.3 The Indemnified Party and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Loss, and, upon the execution of such agreement, such Loss shall be deemed established.
11.5 Payment of Losses. The Indemnifying Party, jointly and severally in the case of the Sellers, hereby agrees to pay in immediately available funds the amount of each established Loss to the Indemnified Party within thirty (30) days after the establishment of such amount. Any amounts not paid by the Indemnifying Party when due under this Section 11.5 shall bear interest from the due date thereof until the date paid at a rate equal to the lesser of ten percent (10%) per annum or the highest legal rate permitted by applicable law.
11.6 Limitations. Notwithstanding the foregoing, liability for Losses pursuant to this Section 11 is subject to the following limitations:
11.6.1 There shall be no such liability for any Losses incurred by either party unless the aggregate of all such Losses incurred by such party exceeds $50,000.00, in which event there shall be liability for all Losses incurred by such party in excess of $50,000.00;
11.6.2 In addition, there shall be no such liability for any Buyer Losses:
(a) For a claim not relating to Section 2.1, 2.9, 2.14, 2.19, or 3.1, unless the claim therefor has been asserted pursuant to Section 11.4 within two (2) years and ninety (90) days after the Closing; and
(b) For a claim relating to Section 2.1, 2.9, 2.14, 2.19, or 3.1, unless the claim therefor has been so asserted pursuant to Section 11.4 within the longer of the applicable statute of limitation and two (2) years and ninety (90) days after the Closing; and
11.6.3 The maximum liability for any Buyer Losses shall be as follows:
(a) With respect to any claim related to Section 2.1, 2.2, 2.4, 2.14, 2.18, 2.19 or 3.1, the maximum liability shall be $9,000,000.
(b) With respect to any claim related to Section 2.25 of which (i) Company and the Principal had no Knowledge prior to Closing or (ii) any causative, indicative, or associated condition or circumstance was not described, set forth, referenced, addressed or otherwise revealed in Buyer’s consultants’ reports provided to Company pursuant to Section 4.3, the maximum liability shall be zero ($0.00). The parties hereby agree that the representations and warranties set forth in sections of this Agreement other than Section 2.25 shall not be applied or interpreted in a manner that modifies or circumvents the limitation on Sellers’ liability for the environmental matters described in, or contemplated by, this Section 11.6.3(b). By way of illustration and not limitation, the parties hereby agree that the representations and warranties contained in Section 2.24 shall not be interpreted or applied to modify or circumvent the limitation on Seller’s liability for environmental matters as provided in this Section 11.6.3(b).
(c) With respect to any claim involving or arising from any condition or circumstance that (i) first existed or occurred prior to Closing of which Company or any Seller had Knowledge prior to Closing or which was described, set forth, referenced, addressed or otherwise revealed in Buyer’s consultants’ reports provided to Company pursuant to Section 4.3, and (ii) directly or indirectly has resulted in or given rise to, or does result in or give rise to, a claim based on any mandate, obligation, standard or requirement of any Environmental Law (or common law having applicability to environmental matters), any Governmental Authorization related to environmental matters, or any directive or order of any Governmental Body related to environmental matters (which any of the foregoing may include but are not limited to any matter described in Section 2.25, the taking of corrective actions to address any instance of noncompliance or remediation or cleanup, or the payment of any fines or penalties), then Sellers’ liability for any such claim shall be fifty percent (50%) of the amount actually paid by Buyer or the Surviving Corporation with respect to such claim; provided, however, that Sellers’ maximum aggregate liability for all such claims shall be $150,000. Notwithstanding anything set forth herein to the contrary, the Sellers shall have liability under this Section 11.6.3(c) only if the applicable claim (i) is initiated by a Governmental Body or (ii) arises or obtains from a final adjudicated action brought by a third party unrelated to Buyer or Surviving Corporation. The parties hereby agree that the representations and warranties set forth in sections of this Agreement other than Section 2.25 shall not be applied or interpreted in a manner that modifies or circumvents the limitation on Sellers’ liability for the environmental matters described in, or contemplated by, this Section 11.6.3(c). By way of illustration and not limitation, the parties hereby agree that the representations and warranties contained in Section 2.24 shall not be interpreted or applied to modify or circumvent the limitation on Seller’s liability for environmental matters as provided in this Section 11.6.3(c).
(d) With respect to all other claims for Losses pursuant to this Section 11, the maximum, aggregate liability shall be $2,000,000; provided, however, that the maximum liability for such claims shall be reduced to $1,500,000 upon the first anniversary date of Closing. Once the applicable limit is met, the Sellers shall have the no further liability for any such claims.
(e) Notwithstanding anything set forth in this Section 11.6 or elsewhere in this Agreement to the contrary, Sellers shall not have any liability for Buyer Losses arising out of or resulting from any Liability or any other matter disclosed on the Schedules to this Agreement, except as otherwise expressly provided in Section 11.6.3(c), Section 11.2.3, or Section 11.2.4. As used in this Section 11.6.3(e), “other matter” shall mean a description of a set of facts or circumstances which reasonably contemplates or indicates a Liability or potential Liability.
12. [This Section Intentionally Deleted]
13. Further Assurances. Buyer, Merger Sub, Company and the Sellers agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including the preparation of financial statements and tax returns.
14. Restrictive Covenants.
14.1 Duration and Extent of Restriction.
14.1.1 Principal acknowledges and agrees that it would substantially diminish the value to Buyer and Merger Sub of the transactions contemplated herein and the assets and the goodwill of Company were Principal to compete against Buyer subsequent to the consummation of this transaction. Principal agrees that for a period of three (3) years following the Closing hereunder, Principal will not directly or indirectly engage in, or directly or indirectly be financially interested in, any business which is engaged in the Business in the southeastern United States. Nothing in the foregoing sentence shall be deemed, however, to prevent any Seller from owning securities of Buyer, or of any other publicly owned company engaged in any such Business, provided that the total amount of securities of each class owned by Principal either of record or beneficially in such other publicly owned company does not exceed one percent (1%) of the outstanding securities of such class.
14.1.2 In addition, for a period of three (3) years following the Closing hereunder, the Sellers will not, directly or indirectly, induce or attempt to influence any employee, customer, independent contractor or supplier of Company or the Surviving Corporation to terminate his or her employment or any other relationship with Company or the Surviving Corporation.
14.1.3 The Sellers shall not at any time following the Closing use for the Sellers’ own benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, any confidential information of Company. As used in the preceding sentence, “Confidential Information” means any information regarding Company’s business methods, business policies, procedures, techniques, research or development projects or results; historical or projected financial information, budgets, trade secrets or other knowledge or processes of or developed by Company; any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients; or any other confidential information relating to or dealing with the business, operations or activities of Company, excepting in each case information otherwise lawfully known generally by, or readily accessible to, the trade or the general public.
14.1.4 On and at all times after the date of this Agreement, the Sellers shall keep strictly confidential the existence and terms of this Agreement. Except to the extent specifically agreed in writing by Buyer, none of the Sellers, Company or any of their respective Representatives shall (a) make any disclosure of any nature to any of Company’s suppliers, customers, landlords, creditors or employees or to any other person regarding the transactions contemplated by this Agreement, or (b) issue or disseminate any press release or other publicity concerning the transactions contemplated by this Agreement, or permit any press release or other publicity concerning the transactions contemplated by this Agreement to be issued or otherwise disseminated by or on behalf of the Sellers, Company or their respective Representatives.
14.2 Remedies for Breach. Each Seller acknowledges that the restrictions contained in Section 14.1 are reasonable and necessary in order to protect Buyer’s legitimate interests and that any violation thereof would result in irreparable injury to Buyer. Each Seller therefore acknowledges and agrees that, in the event of any violation thereof, Buyer shall be authorized and entitled to obtain, from any court of competent jurisdiction, preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. In the event that Section 14.1 is held to be in any respect an unreasonable restriction upon any Seller, then the court so holding may reduce the scope, extent or duration of such restriction, or effect any other change to the extent necessary to render such Section enforceable by such court.
14.3 Extension of Restriction. In the event of any breach or violation of the restriction contained in Section 14.1, the duration therein specified shall abate during the time of any violation thereof and that portion of such duration remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.
14.4 No Separate Consideration. The parties agree that the restrictions on the Sellers in this Section 14 are an integral part of the overall transaction contemplated by this Agreement; no part of the overall consideration being paid by Buyer to Sellers hereunder is being allocated separately to such restrictions; and no party will take a position inconsistent with this Section 14.4 for Tax or any other purpose.

15. Designation of Agent. Each Shareholder hereby irrevocably appoints W. Gary Farrar Jr. as such Shareholder’s attorney-in-fact and agent (the “Shareholders’ Agent”) to take any action and to execute any documents on such Shareholder’s behalf with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement, execution and delivery of the Escrow Agreement and any amendments thereto, the giving and receipt of any notices pursuant hereto (including notices to or from the Escrow Agent), the execution of any and all documents, including the stock certificates, required to be executed in order to complete Closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes (including indemnification claims and claims submitted to the Escrow Agent) which may hereafter arise pursuant to any provision of this Agreement, the Escrow Agreement or any matter or thing growing out of this Agreement or the transactions provided for herein. Such appointment shall, to the fullest extent permitted by law, survive the death or incompetency of any Shareholder. In the event of the incompetency, incapacity, bankruptcy, death or resignation of the Shareholders’ Agent, the Shareholders shall irrevocably appoint a successor within thirty (30) days to serve in such capacity and shall give Buyer written notice of such appointment.
16. No Solicitation.
16.1 From and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with Section 18 or the Closing, Company and its Affiliates shall not, directly or indirectly, through any Seller, Representative or agent:
16.1.1 Solicit, initiate, continue or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for any Acquisition Transaction;
16.1.2 Engage in negotiations or discussions concerning, or provide any non-public information to any third party relating to, any Acquisition Transaction;
16.1.3 Supply any information to or for the benefit of any third party contemplating any transaction of a type referred to in Section 16.1.1;
16.1.4 Reveal to any person (other than Company’s executive officers, directors, counsel and other business advisors and consultants on a confidential need-to-know basis) any information concerning the transactions contemplated by this Agreement; or
16.1.5 Agree to or recommend any Acquisition Transaction.
16.2 Company and the Sellers will immediately cease any and all existing activities, discussions or negotiations of the nature described in Section 16.1 with any parties conducted prior to the execution of this Agreement and will use reasonable efforts to obtain the return of any confidential information furnished to any such parties.
16.3 Company shall notify Buyer promptly after receipt by Company or the Shareholders of any unsolicited proposal for an Acquisition Transaction or any request for nonpublic information in connection with an unsolicited Acquisition Transaction or for access to the properties, books or records of Company by any third party that it is considering making, or has made, an unsolicited proposal for an Acquisition Transaction.
16.4 If Company or any of the Sellers breaches any of the provisions of this Section 16, and the Closing does not occur by on or before August 17, 2007, as a result of such breach

(and provided that Buyer is not then in default under this Agreement), Company shall pay Buyer an amount equal to Buyer’s reasonable, out-of-pocket expenses in connection with this transaction (including attorneys’ and consultants’ fees and costs), plus $100,000.00. The foregoing amount shall be in addition to, not in lieu of, the liability of Company and the Sellers for any other breach of this Agreement.
17. Defined Terms. The following terms used in this Agreement shall have the meanings indicated below:
“Acquisition Transaction” shall mean any transaction (other than the transactions with Buyer contemplated by this Agreement) involving:
(a) The sale, lease, transfer or other disposition of all or any material portion of Company’s business or assets (other than in the Ordinary Course of Business);
(b) The issuance, sale, transfer or other disposition of (i) any of the capital stock of Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any of the capital stock of Company, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any of the capital stock of Company;
(c) Any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Company; or
(d) Any other transaction alternative to or competitive with the transactions with Buyer contemplated by this Agreement.
“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person and includes the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise.
“Agreement” shall mean this Agreement and Plan of Merger, as it may be amended from time to time, together with the Exhibits and Schedules.
“Articles of Merger” shall have the meaning given in Section 1.2 of this Agreement.
“Business” shall have the meaning given in the recitals to this Agreement.
“Buyer” shall have the meaning given in the heading of this Agreement.
“Buyer Losses” shall have the meaning given in Section 11.2 of this Agreement.
“Closing” shall have the meaning given in Section 10.1 of this Agreement.
“Closing Date” shall have the meaning given in Section 10.1 of this Agreement.
“Closing of the Norfolk Southern Matter” shall mean (i) the closing and settlement on both the purchase of a portion and lease of the remaining portion of the Norfolk Southern Properties by the Surviving Corporation from Norfolk Southern, or (ii) the entry into a lease, for a term of no less than five (5) years, of the Leased Properties leased pursuant to the Norfolk Southern Lease, either of which shall be on such terms and conditions acceptable to the Surviving Corporation in its reasonable discretion.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and any similar state law.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning given in the heading of this Agreement.
“Company Plan” shall mean any Current Benefit Plan or Past Benefit Plan.
“Company Return” shall have the meaning given in Section 2.14.2 of this Agreement.
“Compiled Financial Statements” shall have the meaning given in Section 2.5.1 of this Agreement.
“Confidential Information” shall have the meaning given in Section 14.1.3 of this Agreement.
“Consent Returns” shall have the meaning given in Section 2.14.2 of this Agreement.
“Consents” shall have the meaning given in Section 8.14 of this Agreement.
“Contest Notice” shall have the meaning given in Section 11.3.2 of this Agreement.
“Consulting Agreement” shall have the meaning given in Section 8.12 of this Agreement.
“Contract” shall mean, with respect to Company, any written, oral, implied or other agreement, contract, license, obligation, promise or undertaking that is valid and legally binding.
“Current Benefit Plan” shall mean any Employee Benefit Plan that is currently in effect and:
(a) That was established or adopted by Company or any ERISA Affiliate or is maintained or sponsored by Company;
(b) In which Company participates;
(c) With respect to which Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or
(d) With respect to which Company or any ERISA Affiliate is or may become subject to any Liability.
“Deferred Consideration” shall have the meaning given in Section 1.6 of this Agreement.
“Effective Time” shall have the meaning given in Section 1.2 of this Agreement.
“Employee Benefit Plan” shall have the meaning given in Section 3(3) of ERISA.
“Employment Agreement” shall have the meaning given in Section 8.11 of this Agreement.
“Encumbrance” shall mean any charge, claim, community property interest, condition, encumbrance, equitable interest, lien, deed of trust, mortgage, deed of trust, easement, right-of-way,

license, lease (including ground lease), covenant, conditional sale agreement, title retention agreement, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
"Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, binding policy or rule of common law in effect and in each case as amended, and any judicial or administrative Order relating to the protection of the environment, health or safety, or the release or disposal of Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2701 et seq.; and their state and local counterparts and equivalents.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any Person that is, was or would be treated as a single employer with Company under Section 414 of the Code.
“Escrow Agent” shall have the meaning given in Section 1.7(a) of this Agreement.
“Escrow Agreement” shall have the meaning given in Section 1.7(a) of this Agreement.
“Exhibit” or “Exhibits” shall mean the exhibit(s), the form of which is attached to this Agreement and incorporated in the Agreement by reference.
“Financial Statements” shall have the meaning given in Section 2.5.1 of this Agreement.
“Former ESOP” shall have the meaning given in Section 2.19.8 of this Agreement.
“GAAP” shall mean United States generally accepted accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.
“General Releases” shall have the meaning given in Section 8.10 of this Agreement.
“Governmental Authorization” shall mean any:
(a) Permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification, or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or
(b) Right under any Contract with any Governmental Body.
“Governmental Body” shall mean any:

(a) Nation, principality, state, commonwealth, province, territory, city, county, municipality, district or other jurisdiction of any nature;
(b) Federal, state, local, municipal, foreign or other government;
(c) Governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);
(d) Multi-national organization or body; or
(e) Individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Hazardous Materials” shall mean (i) any hazardous substance, pollutant, contaminant, flammable, explosive, radioactive material, hazardous, toxic or dangerous wastes, and any other chemicals, materials or substances which are identified, defined, or regulated pursuant to any Environmental Laws, or the release, discharge or exposure to which is prohibited, limited or regulated by any Governmental Body under Environmental Laws and (ii) any petroleum or petroleum derivative or product or byproduct, waste oil, used oil, asbestos in any form, urea formaldehyde, and transformers or other equipment or any fluids that contain polychlorinated biphenyls.
“Indemnification Holdback Amount” shall have the meaning given in Section 1.7(a) of this Agreement.
“Indemnified Party” shall have the meaning given in Section 11.4.1 of this Agreement.
“Indemnifying Party” shall have the meaning given in Section 11.4.1 of this Agreement.
“Initial Consideration” shall have the meaning given in Section 1.6 of this Agreement.
“Inspections” shall have the meaning given in Section 6 of this Agreement.
“Interim Financial Statements” shall have the meaning given in Section 2.5.1 of this Agreement.
“Inventories” shall have the meaning given in Section 2.12.1 of this Agreement.
“IRS” shall mean the United States Internal Revenue Service.
“IRS Payable” shall mean the deferred Tax Liability of Company to the IRS identified in Schedule 2.14.
“IRS Receivable” shall mean the account receivable of Company from the IRS identified in Schedule 2.10.
“Knowledge” of a Person shall mean (i) the actual knowledge of such Person, and (ii) the knowledge of such Person after making such due inquiry regarding the fact or other matter in question as a prudent businessperson would be expected to make in the management of his or her business affairs, including but not limited to due inquiry of those officers, directors and key employees who could be reasonably expected to have actual knowledge and professional advisors (including attorneys, accountants and consultants) of Company who reasonably could be expected to have knowledge of the matter in question.

“Leased Properties” shall have the meaning given in Section 2.8.1 of this Agreement.
“Leases” shall have the meaning given in Section 2.8.10 of this Agreement.
“Legal Opinion” shall have the meaning given in Section 8.13 of this Agreement.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, Order, edict, decree, treaty, convention, rule, regulation, ruling, directive, requirement, determination or decision of any Governmental Body.
“Lender” shall mean RZB Finance LLC, a Delaware limited liability company, or any successor or replacement lender selected by Buyer in its sole discretion.
“Lender Consent” shall have the meaning given in Section 8.19 of this Agreement.
“Liability” shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Losses” shall have the meaning given in Section 11.1 of this Agreement.
“Merger Sub” shall have the meaning given in the heading of this Agreement.
“Multiemployer Plan” shall have the meaning given in Section 2.19.2 of this Agreement.
“Net Income” shall mean net income as determined in accordance with GAAP.
“Norfolk Southern” shall mean Norfolk Southern Railway Company, a Virginia corporation.
“Norfolk Southern Holdback Amount” shall have the meaning given in Section 1.7(b) of this Agreement.
“Norfolk Southern Lease” shall mean that certain Lease, dated January 1, 2003, by and between Norfolk Southern and Company.
“Norfolk Southern Letter” shall mean that certain letter, dated May 29, 2007, from William A. Gorby of Norfolk Southern to Principal.
“Norfolk Southern Properties” shall mean those properties leased by Norfolk Southern to Company pursuant to the Norfolk Southern Lease and those additional properties generally referenced in the Norfolk Southern Letter.
“Order” shall mean any:

(a) Order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or
(b) Contract or consent agreement, decree or order with any Governmental Body that is entered into in connection with any Proceeding.
“Ordinary Course of Business” shall have the following meaning: An action taken by or on behalf of Company shall be deemed to have been taken in the Ordinary Course of Business if:
(a) Such action is consistent with Company’s past practices and is taken in the ordinary course of Company’s normal operations; and
(b) Such action is not required to be authorized by Company’s shareholders, Company’s Board of Directors or any committee of Company’s Board of Directors and does not require any other separate or special authorization of any nature.
“OSHA Claims” shall have the meaning given in Section 1.8(a) of this Agreement.
“Owned Properties” shall have the meaning given in Section 2.8.1 of this Agreement.
“Past Benefit Plan” shall mean any Employee Benefit Plan (other than a Current Benefit Plan):
(a) Of which Company or any ERISA Affiliate has ever been a “plan sponsor” (as defined in Section 3(6)(B) of ERISA) or that otherwise has at any time been established, adopted, maintained or sponsored by Company or by any ERISA Affiliate;
(b) In which Company or any ERISA Affiliate has ever participated;
(c) With respect to which Company or any ERISA Affiliate has ever made, or has ever been required or permitted to make, any contribution; or
(d) With respect to which Company or any ERISA Affiliate has ever been subject to any Liability.
“PBGC” shall have the meaning given in Section 2.19.2 of this Agreement.
“Person” shall mean any individual, Entity or Governmental Body.
“Principal” shall have the meaning given in the heading of this Agreement.
“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.
“Prohibited Transaction” shall have the meaning given in Section 2.19.11 of this Agreement.

“Proprietary Asset” shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, domain name, trade secret, internet domain name, website, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, customer list, proprietary right or other intellectual property right or intangible asset.
“Real Properties” shall have the meaning given in Section 2.8.1 of this Agreement.
“Related Party” shall be deemed to be each of the following:
(a) The Sellers, the settlors and beneficiaries of the Shareholders, and each member of the family of any such individual;
(b) Each individual who is, or who has at any time been, a director and/or an officer of Company and each member of the family of any such individual; and
(c) Any Entity (other than Company) in which any one of the Persons referred to in clauses (a) or (b) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors and representatives.
“Schedule” or “Schedules” shall mean the schedule(s), dated as of the date of the Agreement, delivered to Buyer on behalf of Company and the Sellers, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
“Seller” or “Sellers” shall mean, individually or collectively, as the case may be, each of the Shareholders and Principal.
“Seller Losses” shall have the meaning given in Section 11.3 of this Agreement.
“Shareholders” shall have the meaning given in the heading of this Agreement.
“Shareholders’ Agent” shall have the meaning given in Section 15 of this Agreement.
“Shares” shall have the meaning given in Section 1.5(a) of this Agreement.
“Stock Rights” shall have the meaning given in Section 3.1 of this Agreement.
“Storage Tank System” shall mean any storage tank and its connected piping and affiliated operational and detection equipment that may be located above, on or below the ground surface, in whole or in part, including without limitation any “underground storage tank,” “above ground storage tank,” “UST,” “AST,” or “UST System” as those terms are defined or used in any Environmental Law or other Legal Requirement.
“Surviving Corporation” shall have the meaning given in Section 1.1 of this Agreement.

“Taxes” shall mean any taxes (including but not limited to any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, fine, penalty or interest and any other related charge or amount, (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax required to be filed by or on behalf of Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date.
“Total Consideration” shall have the meaning given in Section 1.6 of this Agreement.
“VSCA” shall have the meaning given in the recitals to this Agreement.
“Welfare Benefit Plan” shall have the meaning given in Section 2.19.9 of this Agreement.
“Working Capital” shall have the meaning given in Section 1.8(a) of this Agreement.
18. Termination.
18.1 This Agreement may be terminated at any time prior to the Closing Date:
18.1.1 By the written agreement of Buyer and Company;
18.1.2 By either Buyer or Company by written notice to the other parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. Central Time on August 31, 2007, unless such date shall be extended by the mutual written consent of Buyer and Company, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of this Agreement;
18.1.3 By Buyer by written notice to the other parties if (i) the representations and warranties of Company and the Sellers shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty not containing a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Central Time on August 31, 2007, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
18.2 In the event of the termination of this Agreement pursuant to Section 18.1, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its agents, consultants, Representatives, stockholders or Affiliates, except for any liability resulting from such party’s breach of this Agreement and except for the provisions of Section 16.4.

19. Miscellaneous.
19.1 Waivers. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
19.2 Controlling Law. This Agreement is to be construed in accordance with and governed by the internal laws of the Commonwealth of Virginia without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.
19.3 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only (i) when personally delivered, or (ii) on the day specified for delivery when deposited with a courier service for delivery to the intended addressee, or (iii) three (3) business days following the day when deposited in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to Buyer or Merger Sub:

Rio Vista Energy Partners L.P.
Attn: Ian T. Bothwell, Acting Chief Executive Officer
840 Apollo Street, Suite 313
El Segundo, California 90245

with copies, which shall not constitute notice, to:

Law Offices of Kevin Finck
Attn: Kevin W. Finck, Esq.
Two Embarcadero Center, Suite 1670
San Francisco, California 94111

and

Christian & Barton, L.L.P.
Attn: Henry R. Pollard, V, Esq.
909 East Main Street, Suite 1200
Richmond, Virginia 23219-3095

(b)	If to Company:

Regional Enterprizes, Inc.
Attn: W. Gary Farrar Jr., Chief Executive Officer
410 Water Street
Hopewell, Virginia 23860

with a copy, which shall not constitute notice, to:

Cantor Arkema, P.C.
Attn: Grant S. Grayson, Esq.
1111 E. Main Street
P. O. Box 561
Richmond, Virginia 23218-0561

(c)	If to the Surviving Corporation:

Regional Enterprises, Inc.
Attn: Chief Executive Officer
410 Water Street
Hopewell, Virginia 23860

with a copy, which shall not constitute notice, to:

Christian & Barton, L.L.P.
Attn: Henry R. Pollard, V, Esq.
909 East Main Street, Suite 1200
Richmond, Virginia 23219-3095

(d)	If to Sellers or Shareholders’ Agent:

W. Gary Farrar Jr., Shareholders’ Agent
10803 Stoney Creek Dr.
Richmond, VA 23233

with a copy, which shall not constitute notice, to:

Cantor Arkema, P.C.
Attn: Grant S. Grayson, Esq.
1111 E. Main Street
P. O. Box 561
Richmond, Virginia 23218-0561
Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.
19.4 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.
19.5 Binding Nature of Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or obligations under or interest in this Agreement without the prior written consent of the other parties hereto; provided that (a) Buyer may assign its rights, obligations and interest in this Agreement to any Affiliate of Buyer and (b) Buyer and Merger Sub may collaterally assign their rights and interest in this Agreement to the Lender.

19.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and, except as otherwise expressly set forth in this Agreement, it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
19.7 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when two or more counterparts hereto, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories. Facsimile signatures to this Agreement shall have the same legal effect as original signatures.
19.8 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason.
19.9 Entire Agreement. This Agreement together with the related agreements referred to herein contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, including, without limitation, a letter of intent and term sheet dated April 2, 2007, as amended by amendment dated June 29, 2007. Notwithstanding the foregoing, the separate confidentiality agreement between the parties dated March 20, 2007 and the confidentiality agreement between Buyer and Dominion Partners, L.C. dated March 7, 2007 shall each survive the execution and delivery of this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
19.10 Amendments and Modifications. This Agreement may not be amended or modified other than by an agreement in writing signed by all of the parties; provided, however, nothing shall preclude any two or more parties from agreeing in writing to a modification of their rights and duties with respect to each other, but no such modification shall be binding on parties to this Agreement who have not consented in writing thereto.
19.11 Section Headings and References. The Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation. Unless otherwise stated specifically, references herein to Sections shall be to Sections of this Agreement.
19.12 Interpretation. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.
19.13 Expenses of the Parties. Each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, except that the expenses of Company shall be deemed to be expenses of, and shall be borne by, the Shareholders.
19.14 Dispute Resolution.

19.14.1 Mediation. If a dispute arises from or relates to this Agreement or the breach thereof, and if the dispute cannot be settled through direct discussions, the parties agree to endeavor first to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Procedures before resorting to arbitration. The place of mediation shall be Richmond, Virginia. The requirements of filing a notice of claim with respect to the dispute submitted to mediation shall be suspended until the conclusion of the mediation process.
19.14.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof that is not resolved following mediation pursuant to Section 19.14.1 shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Richmond, Virginia. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrator(s). The award of the arbitrator(s) shall include findings of fact and conclusions of law. The parties agree and acknowledge that no injunctive or other relief granted by the arbitrator(s) hereunder shall impair, delay or adversely affect the Lender’s rights and remedies under the loan and security documents entered into among Buyer, Buyer’s Affiliates and the Lender.
19.15 Enforcement. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to the remedies afforded pursuant to Section 19.14, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States located in the State of California or the Commonwealth of Virginia or in any California or Virginia state court, this being in addition to any other remedy to which they are entitled under this Agreement. In addition, for purposes of this Section 19.15, each of the parties consents to the personal jurisdiction of such courts.
19.16 Recovery of Fees by Prevailing Party. In the event of arbitration or litigation to enforce or interpret the provisions of this Agreement, the non-prevailing party shall pay the other party reasonable attorneys’ fees and other costs and expenses (including expert witness fees) in such amount as the arbitrator or court shall determine. In addition, such non-prevailing party shall pay reasonable attorneys’ fees incurred by the prevailing party in enforcing, or on appeal from, a judgment in favor of the prevailing party. The preceding sentence is intended by the parties hereto to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.
19.17 Schedules. The disclosures in Schedules 2.1 — 2.26 shall be deemed to relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

19.18 Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
19.19 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document.
{Signatures on following pages}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

BUYER:		COMPANY:

Rio Vista Energy Partners L.P.		Regional Enterprizes, Inc.

By: Rio Vista GP LLC, General Partner
		By:	/s/ W. Gary Farrar, Jr.

By:	/s/ Ian T. Bothwell	Print Name:	W. Gary Farrar, Jr.

Print Name:	Ian T. Bothwell	Title:	President

Title:	Acting Chief Executive Officer

MERGER SUB:		PRINCIPAL:

Regional Enterprises, Inc.

/s/ W. Gary Farrar, Jr.

W. Gary Farrar, Jr.
By:	/s/ Ian T. Bothwell

Print Name:	Ian T. Bothwell

Title:	President and Chief Executive Officer

SHAREHOLDERS:

/s/ George R. Hinnant		/s/ W. Gary Farrar, Jr.

George R. Hinnant, Trustee for the		W. Gary Farrar, Jr., Trustee for the
W. Gary Farrar, Jr. Irrevocable Trust		W. Gary Farrar, Jr. and Charlotte
Mayfield Farrar Joint Revocable Trust

/s/ George R. Hinnant		/s/ Charlotte Mayfield Farrar

George R. Hinnant, Trustee for the		Charlotte Mayfield Farrar, Trustee for
Charlotte M. Farrar Irrevocable Trust		the W. Gary Farrar, Jr. and Charlotte
Mayfield Farrar Joint Revocable Trust

/s/ W. Gary Farrar, III

W. Gary Farrar, III, Trustee for the
W. Gary Farrar, Jr. and Charlotte
Mayfield Farrar Joint Revocable Trust